UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2021

COLUMBIA PROPERTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36113 (Commission File Number)	20-0068852 (I.R.S. Employer Identification No.)

315 Park Avenue South, Suite 500

New York, NY 10010

(Address of principal executive offices) (Zip Code)

(212) 687-0800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CXP	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 7, 2021, Columbia Property Trust, Inc. (the “Company”), Columbia Property Trust Operating Partnership, L.P. (“Company OP”), Panther Merger Parent, Inc. (“Parent”) and Panther Merger Sub, LLC (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Company OP (the “Partnership Merger”) with Company OP remaining as the surviving entity, and immediately following the Partnership Merger, Parent will merge with and into the Company with the Company remaining as the surviving entity (the “Merger” and, together with the Partnership Merger, the “Mergers”). The Mergers and the other transactions contemplated by the Merger Agreement were unanimously approved by the Company’s Board of Directors (the “Company Board”). Parent and Merger Sub are affiliates of funds managed by Pacific Investment Management Company LLC (“PIMCO”).

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each outstanding common unit of partnership interest in Company OP (the “Company OP Common Units”) owned by persons other than the Company will be automatically converted into the right to receive an amount in cash equal to $19.30 (the “Company OP Common Unit Payment Amount”) and (ii) each outstanding Series A preferred unit of partnership interest in Company OP (the “Company OP Series A Preferred Units”), pursuant to the terms of the Company OP Series A Preferred Units, will be automatically converted into the right to receive $26.50. Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than certain excluded shares specified in the Merger Agreement) that is issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into the right to receive an amount in cash equal to $19.30 (the “Merger Consideration”).

The Merger Agreement further provides that at Parent’s request, in connection with the closing of the Mergers, subject to applicable law, (i) Company OP will declare one or more special cash dividends in amounts specified by Parent (collectively, the “Special Dividend”) to holders of Company OP Common Units, and the Company OP Common Unit Payment Amount will be decreased by an amount equal to the per share amount of the Special Dividend, such that holders of Company OP Common Units will receive, in the aggregate, $19.30 per unit in cash, and (ii) the Company will declare one or more special cash dividends in amounts specified by Parent (collectively, the “REIT Dividend”) to holders of Company Common Stock, and the Merger Consideration will be decreased by an amount equal to the per share amount of the REIT Dividend, such that holders of Company Common Stock will receive, in the aggregate, $19.30 per share in cash.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants of the Company to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Mergers. The consummation of the Mergers is subject to certain customary closing conditions, including, among other things, approval of the Merger by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter at a meeting of Company stockholders (the “Company Stockholder Approval”). The obligations of the parties to consummate the Mergers are not subject to a financing condition.

The Company has agreed not to solicit or enter into an agreement regarding a Company Takeover Proposal (as defined in the Merge Agreement), and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any Company Takeover Proposal (as defined in the Merger Agreement). However, the Company may, prior to obtaining the Company Stockholder Approval, engage in discussions or negotiations and provide non-public information to a third party that makes an unsolicited written Company Takeover Proposal, if the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that the Company Takeover Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement may be terminated under certain circumstances by the Company, including prior to obtaining the Company Stockholder Approval and in connection with a Company Superior Proposal (as defined in the Merger Agreement), if, after following certain procedures, the Company enters into a definitive agreement providing for the implementation of a Company Superior Proposal (as defined in the Merger Agreement). In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Company Board effects a Company Adverse Recommendation Change (as defined in the Merger Agreement).

Upon a termination of the Merger Agreement, under certain circumstances, the Company will be required to pay a termination fee to Parent of $86 million. In addition, upon a termination of the Merger Agreement, under certain circumstances, the Company will be required to reimburse Parent for out-of-pocket fees and expenses up to $15 million, which amount will offset any termination fee paid by the Company to Parent as described in the preceding sentence. In addition, upon a termination of the Merger Agreement, under certain circumstances, Parent will be required to pay a termination fee to the Company of $196 million. Certain funds managed by PIMCO have guaranteed certain payment obligations of Parent and Merger Sub under the Merger Agreement, up to a cap of $196 million.

In connection with the Mergers, Parent, Company OP, Allianz U.S. Private REIT LP (“Allianz US”), APKV US Private REIT LP (“APKV”) and AZ VERS US Private REIT LP (“AZ Vers” and together with Allianz US and APKV, the “Buyer”) have entered into a Partnership Interest Purchase Agreement (the “Partnership Interest Purchase Agreement”) pursuant to which Company OP’s equity interests in Columbia REIT— University Circle, LP and Columbia REIT – 221 Main Street, LP will be sold to Buyer, subject to the occurrence of the Partnership Merger, with the proceeds of such sale to be used to fund a portion of the Special Dividend. In the event that the Merger Agreement is terminated, the Partnership Interest Purchase Agreement will automatically terminate without further obligation of any party thereunder.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide shareholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Company OP, Parent, Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Company OP, Parent, Merger Sub and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

On September 7, 2021, concurrent with the execution of the Merger Agreement, the Company, Company OP and holders of Company OP Series A Preferred Units representing a majority of the outstanding Company OP Series A Preferred Units, voting as a separate class, approved an amendment to the Amended and Restated Agreement of Limited Partnership of Columbia OP (the “Partnership Agreement Amendment”), which amendment providing that the Company OP Series A Preferred Units shall not be entitled to receive any part of any Special Dividend or REIT Dividend paid pursuant to the Merger Agreement.

The foregoing description of the Partnership Agreement Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Partnership Agreement Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 7, 2021, the Company Board approved and adopted an amendment to the Company's Fourth Amended and Restated Bylaws (the “Bylaw Amendment”) to add a new Article XIV designating the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, another state or federal court sitting in Maryland as the exclusive forum for certain legal actions related to the Company. The Bylaw Amendment is effective as of September 7, 2021.

The foregoing description of the Bylaws Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws Amendment, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 7, 2021, the Company issued a press release announcing its entry into the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and among Columbia Property Trust, Inc., Company Property Trust Operating Partnership, L.P., Panther Merger Parent, Inc. and Panther Merger Sub, LLC, dated September 7, 2021
3.1	Amendment to Bylaws of Columbia Property Trust, Inc.
10.1	Amendment to Amended and Restated Partnership Agreement of Company Property Trust Operating Partnership, L.P.
99.1	Press Release, issued September 7, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute forward-looking statements of Columbia Property Trust, Inc. (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that the conditions to closing will not be satisfied within the expected timeframe or at all, or that the closing of the proposed transaction will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transaction, (iii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) maintenance of real estate investment trust (“REIT”) status, (vi) availability of financing and capital, to the Company and/or in connection with the proposed transaction, (vii) changes in demand for developed properties, (viii) changes in national, international, regional and local economic climates, and (ix) those additional risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K. The Company cautions readers not to place undue reliance on these forward-looking statements, which are based on current expectations and speak as of the date of such statements. The Company makes no representations or warranties (express or implied) about the accuracy of, nor do they intend to publicly update or revise any such forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except for such updates as may be required by law.

Important Additional Information and Where to Find It

This communication relates to the proposed transaction involving Columbia Property Trust, Inc. (the “Company”). In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a proxy statement (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of the Company’s corporate website at www.columbia.reit.

Participants in the Solicitation

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2020, which was filed with the SEC on February 18, 2021, its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 8, 2021 and other filings filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2021

COLUMBIA PROPERTY TRUST, INC.

By:	/s/ James A. Fleming
Name: James A. Fleming
Title: Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COLUMBIA PROPERTY TRUST, INC.,

COLUMBIA PROPERTY TRUST OPERATING PARTNERSHIP, LP,

PANTHER MERGER PARENT, INC.,

and

PANTHER MERGER SUB, LLC

Dated as of September 7, 2021

TABLE OF CONTENTS

Page

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 7, 2021, is by and among Columbia Property Trust, Inc., a Maryland corporation (the “Company”), Columbia Property Trust Operating Partnership, LP, a Delaware limited partnership (“Company OP”), Panther Merger Parent, Inc., a Delaware corporation (“Parent”), and Panther Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”). Each of the Company, Company OP, Parent, and Merger Sub is referred to herein as a “party” and, collectively, the “parties.”

WITNESSETH:

WHEREAS, the parties intend that, subject to the terms and conditions set forth herein, (a) at the date and time the Partnership Merger becomes effective (the “Partnership Merger Effective Time”), Merger Sub will be merged with and into Company OP pursuant to the Partnership Merger, with Company OP continuing as the surviving entity of the Partnership Merger, and in which (i) a portion of the outstanding Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time designated by Parent will remain outstanding as a number of Surviving Company OP Common Units, (ii) all other outstanding Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time and each outstanding Company OP Common Unit that is owned by a Company OP Minority Partner immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Company OP Common Unit Payment Amount, and (iii) each outstanding Company OP Series A Preferred Unit that is owned by a Series A Partner of Company OP immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Company OP Series A Preferred Unit Payment Amount; and (b) immediately following the Partnership Merger Effective Time, at the Effective Time, Parent shall merge with and into the Company, with the Company continuing as the surviving entity, and in which each outstanding share of common stock, par value $0.01 per share, of the Company immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration;

WHEREAS, each of the respective boards of directors, and general partners, as applicable, of the Company, Company OP, Parent and Merger Sub has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Partnership Merger and the Merger, to be advisable and in the best interests of the Company, Company OP, Parent and Merger Sub, respectively, and their respective stockholders or equity holders, as applicable, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of (a) the Company, in its capacity as the general partner of Company OP, and (b) Parent and Merger Sub has taken all actions required for the execution of this Agreement by Company OP, Parent and Merger Sub, respectively, and to approve the consummation by Company OP, Parent and Merger Sub, respectively, of the transactions contemplated hereby, including the Partnership Merger and the Merger, as applicable;

WHEREAS, the parties hereto intend, for U.S. federal (and applicable state and local) income tax purposes, that the Merger shall be treated as a taxable sale by the stockholders of the Company of all of their shares of Company Common Stock to Parent’s owners in exchange for the aggregate Merger Consideration payable in connection with the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investors have duly executed and delivered to the Company a guarantee, dated as of the date of this Agreement, in favor of the Company (the “Guarantee”); and

WHEREAS, concurrently with the execution of this Agreement, Parent, Company OP and the buyers listed therein have duly executed and entered into that certain Partnership Interest Purchase Agreement (the “JV Sale Agreement”) pursuant to which certain equity interests owned by Company OP will be sold to the buyers listed therein (the “JV Sale Transaction”), with the closing of such JV Sale Transaction to be subject to the occurrence of the Partnership Merger, and to occur prior to, the Partnership Merger Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

Article I.

THE MERGERS

Section 1.1             The Mergers.

(a)           The Partnership Merger.

(i)           Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Partnership Merger Effective Time, Merger Sub shall be merged with and into Company OP (the “Partnership Merger”), the separate existence of Merger Sub shall cease, and Company OP shall continue as the surviving entity in the Partnership Merger (“Surviving Company OP”). The Partnership Merger will have the effects provided in this Agreement and as set forth in the DRULPA and the DLLCA.

(ii)          The parties shall cause the Partnership Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) with the SSSD, in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time that the Partnership Certificate of Merger has been accepted for filing by the SSSD or at such other date and time as may be agreed to by the Company and Parent and specified in the Partnership Certificate of Merger, but in any event prior to the Merger.

(b)           The Merger.

(i)           Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and Delaware General Corporation Law (“DGCL”), at the Effective Time, Parent shall be merged with and into the Company (the “Merger” and together with the Partnership Merger, the “Mergers”). As a result of the Merger, the separate existence of Parent shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”). The Merger will have the effects provided in this Agreement and as set forth in the MGCL and DGCL.

(ii)          The parties shall cause the Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (A) articles of merger for the Merger (the “Articles of Merger”) with the State Department of Assessment and Taxation of the State of Maryland (“SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL, (B) a certificate of merger for the Merger (together with the Articles of Merger, the “Merger Certificates”) with the Secretary of State of the State of Delaware (“SSSD”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL, and (C) any other filings, recordings or publications required, if any, under the MGCL in connection with the Merger. The Merger shall become effective at the time when the Merger Certificates have been accepted for record by the SDAT and SSSD, respectively, with such date and time specified in the Merger Certificates, or on such other date and time (not to exceed thirty (30) days from the date the Merger Certificates are accepted for record) as may be agreed to by the Company and Parent and specified in the Merger Certificates (the date and time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the parties shall cause the Effective Time to occur promptly following the Partnership Merger Effective Time.

Section 1.2             Closing. The closing of the Merger (the “Closing”) shall take place no later than the date that is the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the “Condition Satisfaction Date”) or at such other place, date and time as the Company and Parent may agree in writing; provided, that in the event a Divestiture Transaction set forth on Section 1.2 of the Company Disclosure Schedule is pending on the Condition Satisfaction Date, Parent shall have the right, by written notice to the Company on the Condition Satisfaction Date, to require that the Closing shall occur no earlier than the date that is one hundred and twenty five (125) days after the date of this Agreement. The Closing shall take place by electronic exchange of signatures and documents, unless otherwise agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3             Organizational Documents.

(a)           At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law; provided that the articles of incorporation of the Surviving Company shall, to the fullest extent permitted by applicable Law, contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the articles of incorporation of the Company.

(b)           At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law; provided that the bylaws of the Surviving Company shall, to the fullest extent permitted by applicable law, contain provisions no less favorable to Covered Persons with respect to exculpation, indemnification and advancement of expenses than are currently set forth in the bylaws of the Company.

(c)           At the Partnership Merger Effective Time, the limited partnership agreement of Company OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Company OP, with such changes (if any), effective after the Partnership Merger Effective Time, as may be determined by Parent in its sole discretion (but subject to and without limiting the provisions of this Agreement), until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.4             Directors and Officers.

(a)           From and after the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b)           From and after the Partnership Merger Effective Time, (i) the general partner of Company OP immediately prior to the Partnership Merger Effective Time shall be the general partner of Surviving Company OP until the Effective Time, and from and after the Effective Time, the Surviving Company shall be the general partner of Surviving Company OP, and (ii) the officers and authorized signatories of Merger Sub immediately prior to the Partnership Merger Effective Time shall be the officers and authorized signatories of Surviving Company OP until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.5             Tax Consequences. The parties intend that for U.S. federal (and applicable state and local) income tax purposes the Merger shall be treated as a taxable sale by the stockholders of the Company of all of their shares of Company Common Stock to Parent’s owners in exchange for the aggregate Merger Consideration payable in connection with the Merger. The parties hereto agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal (and, if applicable, state and local) income tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Article II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1             Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:

(a)           Company Common Stock. Subject to Section 2.1(d), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Company Common Stock) shall be automatically converted into the right to receive nineteen dollars and thirty cents ($19.30) in cash (the “Merger Consideration”). As a result of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist as shares of Company Common Stock, and each evidence of shares in book-entry form previously evidencing shares of Company Common Stock immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing shares of Company Common Stock immediately prior to the Effective Time (the “Company Common Stock Certificates”) shall thereafter represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest. The Merger Consideration shall be subject to adjustment as specified in Section 2.1(d) and Section 5.15(b).

(b)           Excluded Company Common Stock. Each share of Company Common Stock that is owned by the Company as treasury stock, by any direct or indirect wholly owned Subsidiary of the Company, by Parent or by any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Company Common Stock”) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as shares of Company Common Stock, and no consideration shall be delivered in exchange therefor.

(c)           Treatment of Parent Common Stock. Each share of common stock, par value 0.001 per share, of Parent issued and outstanding immediately prior to the Merger shall following the Merger be converted into and become a share of the Surviving Company, held by the same holder of such share prior to the Merger.

(d)           Certain Adjustments. If, between the date of this Agreement and the Effective Time, the shares of outstanding Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and the Company OP Common Unit Payment Amount shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(d) shall be deemed to permit or authorize the Company to effect any such change that it is not authorized or permitted to undertake pursuant to this Agreement.

Section 2.2             Effect on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:

(a)            Limited Liability Company Interests in Merger Sub. Each Series A Common Unit of Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall, collectively, be converted into and become one common unit of partnership interest in Surviving Company OP (each, a “Surviving Company OP Common Unit”).

(b)           Company OP Common Units Held by the Company. A number of Company OP Common Units designated by Parent (whether constituting a portion of the Company’s limited partnership interest in Company OP or the Company’s general partnership interest in Company OP, or both) that are owned by the Company immediately prior to the Partnership Merger Effective Time, shall remain outstanding as one Surviving Company OP Common Unit and, immediately following the Partnership Merger Effective Time, shall be held by the Company, and no payment shall be made with respect thereto. All other Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time shall be automatically converted into the right to receive the Merger Consideration.

(c)            Company OP Common Units Held by Company OP Minority Partners. Each Company OP Common Unit issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a holder of Company OP Common Units other than the Company (each such holder, a “Company OP Minority Partner”) shall be automatically converted into the right to receive nineteen dollars and thirty cents ($19.30) in cash (the “Company OP Common Unit Payment Amount”). As a result of the Partnership Merger, all Company OP Common Units issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a Company OP Minority Partner shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of such Company OP Common Units in book-entry form previously evidencing such Company OP Common Units immediately prior to the Partnership Merger Effective Time (the “Company Book-Entry OP Common Units”) and each certificate previously representing such Company OP Common Units immediately prior to the Partnership Merger Effective Time (the “Company OP Common Unit Certificates”) shall thereafter represent the right to receive the Company OP Common Unit Payment Amount in accordance with Section 2.3, without interest. The Company OP Common Unit Payment Amount shall be subject to adjustment as specified in Section 2.1(d) and Section 5.15(b)(i).

(d)            Company OP Series A Preferred Units Owned by Company OP Preferred Partners. Each Company OP Series A Preferred Unit issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a holder of Company OP Series A Preferred Units other than the Company (each such holder, a “Company OP Preferred Partner”) shall be automatically cancelled and converted into the right to receive twenty six dollars and fifty cents ($26.50) in cash (the “Company OP Series A Preferred Unit Payment Amount”). As a result of the Partnership Merger, all Company OP Series A Preferred Units issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a Company OP Preferred Partner shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each evidence of such Company OP Series A Preferred Units in book-entry form previously evidencing such Company OP Series A Preferred Units immediately prior to the Partnership Merger Effective Time (the “Company Book-Entry OP Series A Preferred Units” and, together with the Company Book-Entry Shares and the Company Book-Entry OP Common Units, the “Company Book-Entry Securities”), and each certificate previously representing such Company OP Series A Preferred Units immediately prior to the Partnership Merger Effective Time (together with the Company Common Stock Certificates and the Company OP Common Unit Certificates, the “Company Certificates”) shall thereafter represent the right to receive the Company OP Series A Preferred Unit Payment Amount, in accordance with Section 2.3, without interest.

Section 2.3             Exchange of Certificates.

(a)            Exchange Agent. At or immediately prior to the Partnership Merger Effective Time, Parent shall, deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Certificates and the Company Book-Entry Securities, for exchange in accordance with this Article II, cash sufficient to pay the aggregate Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount issuable pursuant to Section 2.1(a), Section 2.2(c) and Section 2.2(d) in exchange for such Company Certificates and Company Book-Entry Securities. Such cash so deposited is hereinafter referred to as the “Exchange Fund.” Funds made available to the Exchange Agent shall, if Parent so elects, be invested by the Exchange Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Exchange Agent to the holders of the Company Certificates and the Company Book-Entry Securities in accordance with this Article II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Exchange Agent from promptly making the payments required by this Article II.

(b)           Exchange Procedures.

(i)            As soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), the Surviving Company shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of one or more Company Certificates as of immediately prior to the Partnership Merger Effective Time, (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as Parent may reasonably specify and are reasonably acceptable to the Company, and (B) instructions for use in effecting the surrender of the Company Certificates in exchange for the cash consideration issuable pursuant to Section 2.1(a), Section 2.2(c) and Section 2.2(d).

(ii)           Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the cash consideration formerly represented by such Company Certificate pursuant to the provisions of this Article II, to be mailed, made available for collection by hand or delivered by wire transfer, within five (5) Business Days following the later to occur of (A) the Effective Time and (B) the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.3(b), each Company Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the cash consideration as expressly set forth in this Article II.

(iii)          As promptly as practicable following the Effective Time (but in no event later than five (5) Business Days thereafter), the Surviving Company shall cause the Exchange Agent to issue to each holder of Company Book-Entry Securities as of immediately prior to the Partnership Merger Effective Time the aggregate cash consideration that such holder is entitled to receive in respect of such Company Book-Entry Securities pursuant to this Article II, in each case, automatically without any action on the part of such holder or delivery of any certificate, Letter of Transmittal or other evidence to the Exchange Agent, and such Company Book-Entry Securities shall have been cancelled in accordance with this Article II.

(iv)          In the event of a transfer of ownership of shares of Company Common Stock, Company OP Common Units or Company OP Series A Units held by Company OP Minority Partners or Company OP Preferred Partners that is not registered in the transfer records of Company or Company OP, as applicable, it shall be a condition of payment that any Company Certificate surrendered in accordance with the procedures set forth in this Section 2.3 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Company Book-Entry Securities shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Company Certificate surrendered or Company Book-Entry Securities properly transferred, or shall have established to the satisfaction of Parent that such Transfer Taxes either have been paid or are not applicable. No interest shall be paid or accrued for the benefit of (A) holders of the Company Certificate on the consideration otherwise payable upon the surrender of the Company Certificate pursuant to this Article II or (B) Company Book-Entry Securities on the consideration otherwise payable in respect of such shares pursuant to this Article II.

(c)            No Further Ownership Rights. The cash consideration issued upon conversion of shares of Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units, respectively, and there shall be no further registration of transfers on the stock transfer books of Parent or the Surviving Company of the shares of Company Common Stock or on the unit transfer books of Company OP of the Company OP Common Units held by Company OP Minority Partners and the Company OP Series A Preferred Units held by Company OP Preferred Partners that were outstanding immediately prior to the Partnership Merger Effective Time or the Effective Time, as applicable. If, after the Partnership Merger Effective Time or the Effective Time, as applicable, Company Certificates that were outstanding immediately prior to the Partnership Merger Effective Time or the Effective Time are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Company Common Stock (whose such shares are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II) and the holders of Company OP Common Units and Company OP Series A Preferred Units (whose units are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II and have not thereto complied with the requirements of this Article II) after the date that is twelve (12) months following of the Closing Date shall be delivered to the Surviving Company, upon demand, and any such former holders of shares of Company Common Stock or any former holder of Company OP Common Units or Company OP Series A Preferred Units shall thereafter look only to the Surviving Company for payment of their claim for Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units, as applicable.

(e)            No Liability. None of Company, Company OP, Parent, Merger Sub or the Surviving Company nor any employee, officer, director, agent or Affiliate of any of them shall be liable to any holder of shares of Company Common Stock or any holder of Company OP Common Units or Company OP Series A Preferred Units for the cash consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares or units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal Representatives previously entitled thereto.

(f)            Withholding Rights. Each of Parent, Merger Sub, the Surviving Company, Company OP, Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company OP Common Units, Company OP Series A Preferred Units or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so deducted or withheld by Parent, Company, Merger Sub, the Surviving Company, Company OP, the Surviving Company OP or the Exchange Agent and timely remitted to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)            Dividends and Distributions. In the event that (i) a dividend or other distribution with respect to the shares of Company Common Stock that is permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the Effective Time and (B) has not been paid as of the Effective Time, or (ii) a dividend or other distribution with respect to the Company OP Common Units or Company OP Series A Preferred Units that is permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the Partnership Merger Effective Time and (B) has not been paid as of the Partnership Merger Effective Time, then, in each case, the holders of shares of Company Common Stock or the holders of Company OP Common Units or Company OP Series A Preferred Units, as applicable, shall be entitled to receive such dividend or distribution from the Company or Company OP, as applicable, as of immediately prior to the Effective Time or the Partnership Merger Effective Time, as applicable.

(h)            Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(d), Parent) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration, the Company OP Common Unit Payment Amount or the Company OP Series A Preferred Unit Payment Amount, as applicable, in accordance with the terms of this Agreement.

Section 2.4             Treatment of Company Equity Awards.

(a)            Effective immediately prior to the Effective Time, each restricted stock award (each, a “Company Restricted Stock Award”) granted under the Company Long-Term Incentive Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on behalf of the holders thereof, automatically become fully vested and be cancelled in exchange for the right of the holder thereof to receive, at or within five (5) Business Days following the Effective Time, a payment (without interest and less applicable withholding Taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Restricted Stock Award and (ii) the Merger Consideration.

(b)            At the Effective Time, each performance unit (each, a “Company Performance Unit Award”) granted under the Company Long-Term Incentive Plan shall automatically become fully vested and be cancelled in exchange for the right of the holder thereof to receive, within five (5) Business Days following the Effective Time, a payment (without interest, and less any applicable withholding Taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance Unit Award determined based on the achievement of the performance goals at the greater of (A) target performance and (B) actual performance through the latest practicable date prior to the Closing Date (as determined by the Compensation Committee of the Company’s board of directors (the “Company Board”)), and (ii) the Merger Consideration.

(c)            Prior to the Closing, the Company Board (or an applicable committee thereof) shall adopt such resolutions as are necessary to authorize the treatment of the Company Restricted Stock Awards and Company Performance Unit Awards in accordance with this Section 2.4.

Section 2.5             No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.

Section 2.6             Further Assurances. If, at any time following the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to carry out the purposes of this Agreement, Parent and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to carry out the purposes of this Agreement.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any form, document or report publicly filed with or publicly furnished to the Securities and Exchange Commission (the “SEC”) since January 1, 2020 by the Company or any of its Subsidiaries prior to the date hereof (excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections or any other disclosures in each case to the extent they are cautionary, predictive or forward-looking in nature) or (b) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

Section 3.1             Organization.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s articles of incorporation and bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents are in full force and effect, and the Company is not in material violation of any of their provisions.

(c)            Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of the Company and, to the Company’s knowledge, each joint venture of the Company, is in compliance in all material respects with the terms of its organizational documents. Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, each Subsidiary of the Company is a direct or indirect wholly owned Subsidiary of the Company. None of the Subsidiaries of the general partners of the Normandy Funds is party to any Contract that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.2             Capital Stock.

(a)            The authorized capital stock of the Company consists of 225,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share. As of August 27, 2021, (A) (i) 114,898,733 shares of Company Common Stock were issued and outstanding (including 737,124 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards), (ii) 1,043,167 shares of Company Common Stock were subject to outstanding Company Performance Unit Awards, assuming that applicable performance metrics are achieved at target levels, and (iii) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and (B) (i) 114,898,733 Company OP Common Units were issued and outstanding, (ii) 3,244,451 Company OP Series A Preferred Units were issued and outstanding, and (iii) no other Company OP Common Units or Company OP Series A Preferred Units were issued and outstanding. All outstanding shares of Company Common Stock, all outstanding shares of Company OP Common Units and all outstanding shares of Company OP Series A Preferred Units are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights.

(b)            Except (i) as set forth in Section 3.2(a) or (ii) as expressly permitted by Section 5.1(b), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or Company OP or any of their respective Subsidiaries is a party (A) obligating the Company, Company OP or any of their respective Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company, Company OP or any of their respective Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company, Company OP or any of their respective Subsidiaries, (3) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (4) register shares of the Company’s Common Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or, other than with respect to Company Equity Awards, redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company, Company OP or any of their respective Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since August 27, 2021, through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

Section 3.3             Corporate Authority Relative to This Agreement; Consents and Approvals; No Violation.

(a)            Each of the Company and Company OP has the requisite corporate or limited partnership power and authority to execute, deliver and perform their applicable obligations under this Agreement and, subject to (i) such approvals as have been or will have been obtained on or prior to the date of this Agreement and (ii) the approval of the Merger (the “Company Stockholder Approval”) by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter at a meeting of the Company stockholders duly called and held (the “Company Stockholders’ Meeting”). The execution, delivery and performance by the Company and Company OP, as applicable, of this Agreement and the consummation of the transactions contemplated hereby, as applicable (including the Mergers) have been duly and validly authorized by the Company Board (in the case of the Company) and the Company (in the case of Company OP) and, except for such approvals as have been or will have been obtained on or prior to the date of this Agreement, the Company Stockholder Approval, the filing of the Merger Certificates with the SDAT and SSSD, as applicable, and the Partnership Certificate of Merger with the SSSD, no other corporate or limited partnership action or proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company and Company OP of this Agreement or the consummation of the transactions contemplated hereby, as applicable (including the Mergers). The Company Board has unanimously (i) declared advisable and approved this Agreement and the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers, (iii) resolved to recommend that the stockholders of the Company approve the Merger (the “Company Recommendation”) and (iv) directed that the approval of the Merger be submitted for consideration by the Company’s stockholders at a meeting thereof. This Agreement has been duly and validly executed and delivered by the Company and Company OP, and assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and Company OP and is enforceable against the Company and Company OP in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws of general applicability affecting creditors’ rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b)            Other than in connection with or in compliance with (i) the filing of the Merger Certificates with the SDAT and SSSD, as applicable, (ii) required filings or approvals under the Securities Act, and the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) any required filings or approvals required under the rules and regulations of the NYSE, (iv) the filing of the Partnership Certificate of Merger with the SSSD, and (v) the applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”), (clauses (i) – (v), collectively, the “Transaction Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company or its Subsidiaries of the transactions contemplated by this Agreement, except, in each case, where the failure to make or obtain such Transaction Approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            The execution and delivery by the Company and Company OP of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default (with or without notice of lapse of time, or both) under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its respective properties or assets is bound (including any Company Benefit Plan), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents, or (iii) conflict with or violate any applicable Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4             Reports and Financial Statements.

(a)            The Company has timely filed or furnished in all material respects all forms, documents, schedules, statements, reports and other documents required to be filed or furnished by it with the SEC since December 31, 2018 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (all such forms, documents, schedules, statements, reports and other documents filed or furnished by the Company since such date, as supplemented or amended since the time of filing and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is currently required to file periodic reports with the SEC or under any applicable foreign securities Law or to any foreign securities exchange or quotation service.

(b)            The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), (ii) were prepared in all material respects in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from and are in accordance with in all material respects the books, records and accounts of the Company and its Subsidiaries, and (iv) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(c)            The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, since December 31, 2018. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(d)            The Company has provided to Parent prior to the date hereof true and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the CREM Clients, for the three (3) fiscal years ending December 31, 2020, December 31, 2019 and December 31, 2018 (each hereinafter referred to as a “CREM Client Financial Statement”). Each of the CREM Client Financial Statements is consistent in all material respects with the books and records of the related CREM Client, and presents fairly in all material respects the consolidated financial position of the CREM Client in accordance with GAAP, applied on a consistent basis (except as otherwise noted therein) at the respective date of such CREM Client Financial Statement and the results of operations and cash flows for the respective periods indicated.

Section 3.5             Internal Controls and Procedures.

(a)            The Company has established and maintains (and since December 31, 2018 has maintained) disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting. The Company has designed and maintains (and since December 31, 2018 has maintained) disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) designed to provide reasonable assurance (i) that all information required to be disclosed by the Company in the reports that it submits, files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, (ii) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are made only in accordance with the authorizations of management and the directors of the Company, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that would have a material effect on the financial statements of the Company and (v) that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To the Company’s knowledge, since December 31, 2018, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (a) any material weakness or significant deficiencies in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, or (b) any fraud, whether or not material, that involves the management the Company who have a significant role in the Company’s internal control over financial reporting.

(b)            Since December 31, 2018 through the date of this Agreement, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(c)            Since December 31, 2018, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2018, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis), and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof evidence of a material violation of any Securities Laws or breach of fiduciary or statutory duty relating to periods after December 31, 2018, by the Company or any of its officers, directors, employees or agents.

(d)            Neither the Company, Company OP nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among the Company, Company OP or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate of the Company, Company OP or any Subsidiary of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company, Company OP, or any Subsidiary of the Company in any of their financial statements or other Company SEC Documents.

Section 3.6             No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a non-consolidated balance sheet of the Company and its Subsidiaries, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q as of June 30, 2021 (including any notes thereto), (b) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law, (c) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, and (d) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7             Compliance with Law; Permits.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries, and the Company Real Property, are in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments or Orders of Governmental Entities (collectively, “Laws” and each, a “Law”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual or alleged failure to comply with any Law in a material respect.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries validly hold all authorizations, licenses, permits, franchises, variances, exemptions, certificates, approvals, Orders, registrations and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”); (ii) all applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entities; and (iii) neither the Company nor any of its Subsidiaries has received any written claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Company Permits, and to the Company’s knowledge no such noncompliance exists.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has in the past three years, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of applicable Bribery Legislation.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries, or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries, (i) is a Sanctioned Person; (ii) has in the past three (3) years engaged in direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States; or (iii) has in the past three (3) years violated, or engaged in any conduct sanctionable under, any Sanctions Law.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither CREM nor any of its officers, managers, directors, members, partners, or employees has been the subject of any investigations or disciplinary proceedings or orders of any Governmental Entity arising under applicable Securities Laws which would be required to be disclosed on Form ADV, would constitute any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of the use of the Rule 506 exemption by any CREM Client, or related to any Laws and regulations applicable to anti-bribery, anti-corruption, anti-money laundering matters and anti-terrorism financing, and no such disciplinary proceeding or order is pending or, to the knowledge of the Company, threatened; (ii) neither CREM nor any of its officers, managers, directors, or employees have been permanently enjoined by the order, judgment or decree of any court or other Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity; and (iii) none of CREM or any other Person “associated” (as defined under the Advisers Act or its equivalent under any applicable Law) with CREM has been subject to, or has engaged in or been found to have engaged in conduct that could lead to, a disqualification pursuant to Section 203(e) or 203(f) of the Advisers Act (or its equivalent under any applicable Laws) to serve as an investment adviser or as an associated Person of a registered investment adviser nor, to the knowledge of the Company, is there any basis for such disqualification.

(f)             Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.8 (Environmental Matters) and Section 3.14 (Tax Matters).

Section 3.8              Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, each holds, or has applied for, all of the Environmental Permits necessary for the conduct and operation of their respective businesses as presently conducted, and each are in compliance with the terms and conditions of such Environmental Permits;

(b)            neither the Company nor any of its Subsidiaries has received any written notice or claim alleging that the Company or such Subsidiary is in violation of, or liable under, any applicable Environmental Law;

(c)            neither the Company nor any of its Subsidiaries has been subject to any judgment, decree or judicial Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, which is still in effect or has any ongoing obligations;

(d)            neither the Company nor any of its Subsidiaries has used, generated, stored, treated or handled any Hazardous Materials in a manner that would reasonably be expected to result in Liability under any applicable Environmental Law;

(e)            neither the Company nor any of its Subsidiaries has caused a release of or arranged for the disposal or treatment of Hazardous Materials at any site that would reasonably be expected to result in Liability or remediation obligations under any applicable Environmental Law; and

(f)             to the knowledge of the Company, all Hazardous Materials which have been removed from any Company properties or sites have been handled, transported and disposed in compliance with all applicable Environmental Laws.

Section 3.9             Employee Benefit Plans.

(a)            Section 3.9(a) of the Company Disclosure Schedule contains a true, complete and correct list of each material Company Benefit Plan. On or prior to the date hereof, the Company has made available to Parent a copy of each material Company Benefit Plan and, with respect thereto, if applicable, (i) all written amendments; (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; and (vi) any notice to or from the IRS or Department of Labor relating to any pending audits, investigations, claims or compliance resolution programs.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; (ii) all contributions or premiums required to be paid to any Company Benefit Plan by the Company have been timely paid; (iii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it under, and is not in any respect in default under or in violation of, any Company Benefit Plan; and (iv) neither the Company or any of its Subsidiaries has engaged in or, has any indemnification liability for any third-party fiduciary with respect to, a transaction that has resulted in, or could result in, the assessment of a civil penalty pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full.

(c)            With respect to each Company Benefit Plan that, as of the date of this Agreement, is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, or on which each Qualified Plan and its related trust are entitled to rely, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to result in disqualification of any Qualified Plan or the related trust.

(d)            No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. In the six (6) years prior to the date hereof, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. No Company Benefit Plan provides retiree medical or welfare benefits, except as required by Law.

(e)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), audits, investigations, lawsuits, arbitrations or other proceedings, in each case with respect to any Company Benefit Plan, which have been asserted or instituted.

(f)            No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except for COBRA premium subsidies as required by Section 4980B of the Code.

(g)            The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

(h)            Neither the execution of this Agreement nor the completion of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in (i) any compensation becoming due to any employee of the Company or any of its Subsidiaries, (ii) the acceleration of vesting or payment or provision of any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee of the Company or any of its Subsidiaries, (iii) any increase to the compensation or benefits otherwise payable under any Company Benefit Plan, (iv) any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due pursuant to any Company Benefit Plan to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, or (v) any limitation being imposed on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

Section 3.10           Employment and Labor Matters.

(a)            As of the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement covering employees, (ii) neither the Company nor any of its Subsidiaries has voluntarily recognized, is negotiating a collective bargaining agreement with or has agreed to negotiate a collective bargaining agreement, with any labor organization, group or association with respect to its employees, and (iii) there are no efforts by organized labor or its Representatives pending or, to the knowledge of the Company, threatened to unionize any employees of the Company or any of its Subsidiaries.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, (ii) the Company and its Subsidiaries are in compliance with all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health standards, immigration, pay equity, workers’ compensation, worker classification and other Laws in respect of any reduction in force, and (iii) there are no material grievances or unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

Section 3.11            Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, (a) except with respect to the transactions contemplated hereby and the process resulting in such transactions, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (b) neither the Company nor any of its Subsidiaries has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 5.1(b) (other than Section 5.1(b)(i), (ii), (iv), (v), (viii), (x), (xi), (xii), (xvi) and (xvii) (and Section 5.1(b)(xix) as it relates to each of the foregoing)) and (c) there has not been any fact, change, circumstance, event, occurrence, condition or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12           Litigation.

(a)            There is no Proceeding to which the Company or any of its Subsidiaries is a party, or that otherwise involves their respective properties, assets or business, pending or, to the knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no Proceeding to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

(b)            There is no Proceeding pending, or to the knowledge of the Company, threatened, relating to the termination of, or limitation of, CREM’s rights under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under any other applicable Securities Laws that would reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.

Section 3.13           Company Information. The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first published or disseminated to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.14           Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            The Company and each of its Subsidiaries has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns are correct, complete and accurate. All Taxes payable by the Company or any of its Subsidiaries have been fully and timely paid or adequately provided for in accordance with GAAP. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(b)            The Company (i) for all taxable years commencing with the taxable year ended on December 31, 2003, and through and including the taxable year ended December 31, 2020, has been organized and operated in conformity for qualification and taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code, (ii) has operated, and will continue to operate, in such a manner so as to enable it to qualify as a REIT through the date of the Effective Time, and (iii) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the Company’s knowledge, threatened. Each Subsidiary of the Company has, since the date that is thirty (30) days after the calendar quarter in which the Company acquired an interest in such Subsidiary, been treated for U.S. federal income tax purposes as a partnership, disregarded entity, REIT, “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or “taxable REIT subsidiary” pursuant to Section 856(l) of the Code (a “TRS”). Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(c)            Since January 1, 2018, the Company and its Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or (ii) any other liability for Taxes that has become due and that has not been previously paid other than in the ordinary course of business or transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the Company’s knowledge, since January 1, 2018, no event has occurred, and no condition or circumstance exists, which presents a risk that any Tax described in the preceding sentence will be imposed on the Company or any of its Subsidiaries.

(d)            There are no Tax Protection Agreements currently in force.

(e)            None of the Company or any of its Subsidiaries: (i) is currently the subject of any audit, examination, investigation or other proceedings by or against any Governmental Entity in respect of any Tax or Tax matter; (ii) has received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has received any notice in writing from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction; or (iv) has any outstanding requests for any Tax ruling from any Governmental Entity.

(f)             Neither the Company nor any of its Subsidiaries is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement solely between the Company and/or its Subsidiaries and (ii) customary provisions in commercial agreements or arrangements not primarily relating to Taxes.

(g)            None of the Company or any of its Subsidiaries has participated in a “listed transaction” (as defined in Treasury Regulations Section 1.6011-4(b)(2)).

(h)            Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable (i) in the two years prior to the date of this Agreement or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)             Neither the Company nor any of its Subsidiaries: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by Contract (excluding customary provisions in commercial agreements or arrangements not primarily relating to Taxes) or otherwise by operation of Law.

(j)             Section 3.14(j) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company that is a REIT, QRS or TRS.

(k)            Neither the Company nor any of its Subsidiaries (other than TRSs) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.14 and Section 3.9 (to the extent expressly relating to Taxes or Tax matters) are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

Section 3.15           Real Property.

(a)            Section 3.15(a) of the Company Disclosure Schedule lists the common street address for all real property owned by the Company or any of its Subsidiaries in fee as of the date hereof, and each such Subsidiary owning such real property (such real property, including all of the buildings, structures and other improvements thereon are, as the context may require, individually or collectively referred to as the “Owned Real Property”). Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company has good and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b)            Section 3.15(b) of the Company Disclosure Schedule lists the common street address for all real property in which the Company or a Subsidiary of the Company holds a leasehold or subleasehold interest in any real property (the “Leased Real Property”), and each lease or sublease pursuant to which the Company or any such Subsidiary holds such interests (each, together with all amendments and modifications thereto and guaranties thereof, a “Lease” and collectively, “Leases”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company holds a valid leasehold or subleasehold, as applicable, in the Leased Real Property pursuant to the Lease pertaining thereto, free and clear of all Liens except for Permitted Liens.

(c)            The rent rolls and operating statements delivered to Parent by the Company were prepared by or for the Company in the ordinary course of its business and such are used and relied upon by the Company in connection with its operation of Company Real Property.

(d)            Neither the Company nor any of its Subsidiaries have received written notice of any, and to knowledge of the Company there is no, material uncured default under any Liens affecting the Company Real Property, except as would not materially adversely impair the current use, operation or value of such Company Real Property.

(e)            None of the Company Real Property is subject to or encumbered by any purchase option, right of first-refusal or other contractual right or obligation to sell, assign or dispose of any of the Company Real Property or any material interest therein. Neither the Company nor any of its Subsidiaries has any contractual right or obligation to purchase any material real property or interest therein.

(f)            The interests of the Company and its Subsidiaries in the Company Real Property constitute the only material real property rights and interests owned or possessed by the Company and its Subsidiaries.

(g)            As of the date hereof, there are no existing, pending or, to the knowledge of the Company, threatened in writing appropriation, condemnation, eminent domain, rezoning or like proceedings or similar actions that affect, in any material respect, any Owned Real Property or, to the knowledge of the Company, Leased Real Property. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Real Property.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Company Real Property, free and clear of all Liens other than Permitted Liens.

Section 3.16           Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries own all right, title and interest in the Company Intellectual Property free and clear of all Liens (except for Permitted Liens); (b) there are no pending Proceedings brought by the Company against any third Person alleging infringement of Company Intellectual Property and, to the knowledge of the Company, no third Person has infringed any of the Company Intellectual Property; (c) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s Intellectual Property, privacy or personal information or data rights, and, to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any such Intellectual Property, privacy or personal information or data rights; (d) since December 31, 2019 there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of any material Company trade secret held by the Company or its Subsidiaries; and (e) the Company Intellectual Property constitutes all Intellectual Property necessary to carry on the business of the Company and its Subsidiaries substantially as currently conducted.

Section 3.17           Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, which, if initially rendered verbally, has been or will be confirmed by a written opinion, to the effect that based upon and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Section 3.18           Material Contracts.

(a)            Section 3.18(a) of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of each Contract to which the Company or any of its Subsidiaries is a party (other than Company Benefit Plans and any Contracts solely between the Company and any wholly owned Subsidiaries of the Company or solely between any wholly owned Subsidiaries of the Company), or by which it is bound or to which any of their respective assets are subject, including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, that:

(i)             is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K promulgated by the SEC;

(ii)           contains any non-compete, exclusivity or other provision purporting to restrict or limit, in any respect material to the Company and its Subsidiaries, taken as a whole, the right or ability of the Company or any of its Subsidiaries to compete with any other Person or to engage in any line of business or any geographic area;

(iii)           is a Material Company Lease;

(iv)          provides for Indebtedness for borrowed money (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of five million dollars ($5,000,000);

(v)           grants any right of first refusal, right of first offer or similar right with respect to the acquisition or purchase of any material assets of the Company or its Subsidiaries;

(vi)          (a) provides for the pending acquisition or disposition of any assets (or capital stock or other equity interests of any Person) with any outstanding obligations as of the date of this Agreement with a value in excess of ten million dollars ($10,000,000) and was entered into on or after December 31, 2019 or (b) pursuant to which any material earn-out, deferred or contingent payment of indemnification obligations of the Company or any of its Subsidiaries remain outstanding;

(vii)         relates to a joint venture, partnership, co-investment or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(viii)        requires the Company or any of its Subsidiaries to provide any funds to or make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in excess of ten million dollars ($10,000,000); or

(ix)           is with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act and has not been so disclosed prior to the date of this Agreement.

All contracts of the types referred to in clauses (i) through (viii) above are referred to herein as “Company Material Contracts.”

(b)           Neither the Company nor any of its Subsidiaries is in breach or violation of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is, with or without notice, or lapse of time, or both, in breach or violation of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that, with or without notice, or lapse of time or both, would constitute such a breach or violation thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19          Finders or Brokers. Except for Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, and Eastdil Secured, LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers or incurred any liability for any such fees or commissions.

Section 3.20          State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.9, no state “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is applicable to this Agreement, the Mergers or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 3.21          Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as the Company’s management believes is reasonable and customary for its business, (b) the Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, and (c) all such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance, in each case other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.

Section 3.22          Clients and Advisory Contracts.

(a)           Each Advisory Contract has been performed in accordance with its terms, the Advisers Act and all other applicable Laws by CREM, except, in each case, as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. To the knowledge of the Company, none of CREM, any CREM Client or any investor in any CREM Client is in default of any obligation (including any economic obligation) under any of its Advisory Contracts or any Advisory Contract in respect of CREM, except for such defaults as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. No subscription agreement or side letter materially alters the material terms of any Advisory Contract. No Person other than a full-time employee of the Company or a member of the investment committee of Normandy Real Estate Fund III, LP or Normandy Real Estate Fund IV, LP renders Investment Management Services to or on behalf of CREM Clients or solicits CREM Clients with respect to the provision of Investment Management Services by CREM.

Section 3.23          Code of Ethics; Compliance Procedures; Compliance.

(a)           CREM has adopted (and since December 31, 2018 has maintained at all times required by applicable Law) and has in effect (i) a written code of ethics, as required by Rule 204A-1 under the Advisers Act, (ii) all other policies and procedures reasonably designed to ensure CREM’s compliance in all material respects with the Advisers Act and applicable SEC guidance related thereto, including but not limited to Rules 206(4)-2, 206(4)-5, 206(4)-6 and 206(4)-7 thereunder (all of the foregoing policies and procedures being referred to collectively as “Adviser Compliance Policies”), and (iii) all other policies and procedures required of CREM under the Advisers Act or other Securities Laws applicable to CREM, and has designated and approved a chief compliance officer.

(b)           To the knowledge of the Company, there have been no material violations or allegations of material violations of the Adviser Compliance Policies. To the knowledge of the Company, CREM and each CREM Client is and has been at all times since December 31, 2018 in compliance in all material respects with the Adviser Compliance Policies and all applicable Laws. True and correct copies of the Adviser Compliance Policies in effect as of the date hereof (including any reports or filings under such policies and procedures since December 31, 2018 relating to compliance by CREM and all of its directors, officers, and/or employees subject thereto) have been delivered to Parent prior to the date hereof.

(c)           The books and records of CREM are complete and correct in all material respects and have been maintained in all material respects in accordance with all applicable requirements of the Advisers Act and any other applicable Law. At the Closing, all of the books and records of CREM will be made available to Parent.

(d)           As of the date of each filing, amendment or delivery, as applicable, each required filing of CREM’s Form ADV Parts 1, 2A and 2B and Form PF with the SEC was timely filed and, at the time it was filed, and during the period of its authorized use, complied in all material respects with applicable Law and did not omit to state a fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, in each case except as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.

Section 3.24         CREM Clients.

(a)          To the knowledge of the Company, (i) as to each CREM Client, there has been in full force and effect an Advisory Contract at all times that CREM was performing investment or portfolio management, advisory or sub-advisory or similar services for such CREM Client and (ii) each Advisory Contract was duly approved and performed in all material respects in accordance with the applicable organizational documents and applicable Law, in each case except as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. To the knowledge of the Company, each CREM Client currently is, and has been since its inception, operated in compliance in all material respects with the terms of its Advisory Contracts and all applicable Laws, except as would not reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.

(b)          To the knowledge of the Company, there are no outstanding consent judgments or SEC or judicial orders, deficiencies, violations or exceptions by any Governmental Entity, on or with regard to any of the CREM Clients or unresolved SEC comments with respect to any examination of CREM or any CREM Client, in each case that would reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount. To the knowledge of the Company, there is no unresolved pending dispute by any investor in a CREM Client as of the date hereof that would reasonably be expected to result in Liabilities or damages to the business of CREM in excess of the Specified Amount.

Section 3.25         Additional Representations and Warranties Regarding the GP Entities.

(a)          No GP Entity is in material default or breach under any Company Material Contracts or any other CREM Client governing documents, including with respect to any obligations to contribute or return capital to any CREM Client, including with respect to any capital commitment, capital contribution, “giveback,” “clawback” or other funding/return obligation, in each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)         Since December 31, 2018, no Person has taken or failed to take any action that would reasonably be expected to: (i) suspend or terminate any management, investment advisory or similar agreement by and between CREM, on one hand, and any CREM Client, GP Entity or other advisory client on the other hand (including, for the avoidance of doubt, each Advisory Contract), (ii) constitute grounds for removal of any GP Entity (or similar cessation of control) from such role under the governing documents of the applicable CREM Client, (iii) constitute grounds for suspension or early termination of any CREM Client’s commitment period or early termination or dissolution of any CREM Client or (iv) otherwise suspend the payment of management fees, carried interest or similar remuneration otherwise payable to CREM by any CREM Client, GP Entity or other advisory client, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.26          Affiliated Transactions. None of the following Persons is, as of the date hereof, a party to any agreement with the Company or any of its Subsidiaries that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K promulgated under the Securities Act that has not been so disclosed, in each case other than a Company Benefit Plan: (i) any executive officer or director of the Company, (ii) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 10% or more of any class of securities of the Company or (iii) any “immediate family member” (as such term is Item 404 of Regulation S-K promulgated under the Securities Act ) of any person described in the foregoing clause (i).

Section 3.27          CFIUS Related Activities. Neither the Company nor any of its Subsidiaries engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) to the knowledge of the Company, the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) to the knowledge of the Company, the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.28          No Other Representations. The Company acknowledges that none of Parent and Merger Sub or any Person on their respective behalf makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained in Article IV, the Guarantee, the Equity Commitment Letter and the JV Sale Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1            Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability partnership duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2            Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform their applicable obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, the Partnership Merger and the Financing. The execution, delivery and performance by Parent and Merger Sub, as applicable, of this Agreement and the consummation by each of them of the transactions contemplated hereby (including the Merger, the Partnership Merger and the Financing), have been duly and validly authorized by the board of directors of Parent (the “Parent Board”) and the stockholders of Parent (in the case of Parent) and the board of directors of Merger Sub (the “Merger Sub Board”) and all of the members of Merger Sub (in the case of Merger Sub), and no other corporate action or proceedings on the part of either Parent or Merger Sub, are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Partnership Merger and the Financing. The Parent Board and the stockholders of Parent (in the case of Parent) and the Merger Sub Board and all of the members of Merger Sub (in the case of Merger Sub) have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Partnership Merger. The Parent Board has (i) determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of Parent adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company and Company OP, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b)          Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, Orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default (with or without notice of lapse of time, or both) under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any their Subsidiaries is a party or by which they or any of their respective properties or assets is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub, or (iii) conflict with or violate any applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3            Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4            Parent and Merger Sub Information. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first disseminated to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5            Finders or Brokers. Neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from the Company, any of its Subsidiaries or any of their respective securityholders in connection with or upon consummation of the transactions contemplated by this Agreement.

Section 4.6            Financing; Solvency.

(a)           Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted only for fee and other economic provisions that are customarily redacted in connection with transactions of this type, none of which would be reasonably likely to adversely affect the conditionality, enforceability, availability, termination or amount of the Debt Financing contemplated thereby in any respect), dated as of the date of this Agreement, by and among Parent and the lenders party thereto (collectively, the “Lenders”), providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”). The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b)           Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letter, dated as of the date of this Agreement, by and among each of the parties thereto (each, an “Equity Investor”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which, upon the terms and subject to the conditions set forth therein, each Equity Investor has agreed to invest in Parent the amount set forth therein (the “Equity Financing”). The Equity Financing and the Debt Financing are collectively referred to as the “Financing.”

(c)          As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, of all the parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision.

(d)          None of the Commitment Letters have been amended, modified or altered in any manner at any time through the Closing, except as permitted by Section 5.11(b), and none of the respective commitments contained therein have been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto.

(e)          As of the date of this Agreement and assuming satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Parent’s or Merger Sub’s obligations to consummate the Mergers, (i) Parent has no reason to believe that any conditions to the Financing will not be satisfied by Parent on a timely basis on or prior to the Closing Date or (ii) any knowledge that any Lenders or Equity Investors will not, or is expected not to, perform its obligations under the Commitment Letters.

(f)           As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letters and, to the knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters.

(g)          As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could affect the availability, enforceability, conditionality or amount of the Financing contemplated by the Commitment Letters.

(h)          Parent or an Affiliate thereof on its behalf has fully paid any and all commitment fees or other fees and amounts required to be paid pursuant to the terms of the Commitment Letters on or prior to the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

(i)           The Financing, when funded in accordance with the Commitment Letters, will, together with the proceeds from the JV Sale Transaction and available cash on the Closing Date of the Company and its Subsidiaries, in the aggregate provide Parent and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s payment obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount, any payments made in respect of equity or other incentive compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers (including all Indebtedness of the Company and its Subsidiaries contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts required to be paid by Parent and Merger Sub pursuant to this Agreement and related costs and expenses of the Mergers (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of the obligations of Parent or Merger Sub hereunder.

(j)           Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Mergers have been satisfied or waived, (b) the representations and warranties set forth in Article III are true and correct in all material respects, and (c) the financial projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, then at and immediately following the Effective Time and after giving effect to the Mergers and the other transactions contemplated by this Agreement, including the funding of the Financing, the Surviving Company and Surviving Company OP will be Solvent. Parent and Merger Sub are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.

(k)          Notwithstanding anything to the contrary contained herein, each of the parties hereto agrees that a breach of the representation and warranty set forth in this Section 4.6, other than Section 4.6(j), on the Closing Date shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent is willing and able to consummate the Mergers (including paying all Merger Amounts) on the Closing Date.

Section 4.7            Guarantee. The Equity Investors have delivered to the Company a true, complete and correct copy of the executed Guarantee. As of the date of this Agreement, the Guarantee is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of each Equity Investor in favor of Parent, enforceable by the Company in accordance with its terms, subject to the Enforceability Exceptions. No Equity Investor is in default or breach under the terms and conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee.

Section 4.8            Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investors or any of their Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of more than five percent (5%) of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement or to the operations of the Surviving Company (including with respect to the voting, acquisition or disposition of the capital stock or other equity interests of the Company, the management or control of the Company, or any employment, consulting or other arrangements) after the Effective Time.

Section 4.9            Ownership of Company Common Stock. None of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub, the Equity Investors or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Company Common Stock, except pursuant to this Agreement. None of Parent, Merger Sub, the Equity Investors or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.10          Investigation; No Other Representations. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties expressly contained in Article III (as qualified by the Company Disclosure Schedule). Without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement.

Article V.

COVENANTS AND AGREEMENTS

Section 5.1              Conduct of Business of the Company.

(a)             During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, including any Covid-19 Measure, or taken in good faith in response to or accordance with any Covid-19 Measure, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a)(i) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course consistent with past practice, (B) maintain and preserve intact its business organization, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (C) maintain its material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s and its Subsidiaries’ reasonable control excepted), (D) maintain all material insurance policies in all material respects, subject to ordinary course expirations, renewals and replacements thereof, (E) maintain the status of the Company as a REIT under the Code and (F) take the actions set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule.

(b)            During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as may be required by applicable Law, including any Covid-19 Measures, or taken in good faith response to any Covid-19 Measure, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)          amend the Company Organizational Documents or the organizational documents of Company OP or any of the Company’s or Company OP’s respective Subsidiaries;

(ii)         split, combine or reclassify any capital stock, voting securities or other equity interests of the Company;

(iii)        make, authorize, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) for any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) for (A) the payment of dividends or distributions declared prior to the date of this Agreement not to exceed, in the aggregate, twenty one cents ($0.21) per share of Company Common Stock, Company OP Common Unit and Company OP Series A Preferred Unit, respectively, and (B) pursuant to Section 5.15, (3) in connection with the vesting of Company Equity Awards outstanding on the date hereof in accordance with the terms thereof, (4) as may be reasonably necessary for the Company or any of its Subsidiaries to maintain its status as a REIT under the Code (collectively, any such dividends or distributions in this clause (4), “Additional Dividends”), or (5) as may be required in the ordinary course of business with respect to Normandy Real Estate Fund III, LP, Normandy Real Estate Fund IV, LP and Normandy Opportunity Zone Fund, LP (collectively, the “Normandy Funds”);

(iv)        grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(v)          issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (1) pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms, (2) in connection with the exchange of Company OP Common Units or the conversion of the Company OP Series A Preferred Units, in each case outstanding on the date hereof, (3) in transactions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries or (4) as may be undertaken with respect to the Normandy Funds in the ordinary course of business;

(vi)        merge or consolidate the Company or any of the Company’s Subsidiaries, or adopt, or permit any of the Company’s Subsidiaries to adopt, a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than the Mergers and other than any mergers, consolidations or reorganizations solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries;

(vii)       incur, assume or guarantee (or otherwise become responsible for) any Indebtedness or issue any debt securities, except for (1) Indebtedness for borrowed money among the Company and/or its Subsidiaries or among Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, and (3) Indebtedness incurred in the ordinary course pursuant to the Existing Credit Agreements;

(viii)      other than in accordance with a Company Material Contract in effect as of, and true, correct and complete copies of which have been made available to Parent prior to, the date hereof, sell, pledge, dispose of, transfer, lease, license, abandon, allow to lapse, assign or encumber any of its material properties or material assets, except (i) in connection with any transaction solely between or among the Company and wholly owned Subsidiaries of the Company or (ii) sales, leases or dispositions made in the ordinary course of business (other than as otherwise subject to restrictions under Section 5.1(b)(xvii));

(ix)        acquire, make a binding offer to acquire, or commit to acquire, any material equity interest in or material properties or assets of any third Person (including by merger, consolidation or acquisition of stock or assets) other than acquisitions by the Normandy Funds in the ordinary course of business;

(x)         except as required by any Company Benefit Plan as in effect on the date of this Agreement, (1) establish, adopt, materially amend or terminate any Company Benefit Plan, except for amendments or terminations in the ordinary course of business that do not materially increase costs, (2) increase in any respect the compensation or benefits of any current or former directors or employees of the Company or any Subsidiary, except for increases in the ordinary course of business consistent with past practices, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former directors or employees of the Company or any Subsidiary, other than in the ordinary course of business, (4) enter into any new severance, change-in-control and retention compensation arrangements with any current or former directors, employees or other service providers of the Company or any Subsidiary, including allowing any new employees to become eligible participants in the Company’s Employee Change of Control Severance Protection Plan (as amended) or Executive Change of Control Severance Protection Plan, (5) accelerate any rights or benefits under any Company Benefit Plan, (6) accelerate the time of vesting or payment of any award under any Company Benefit Plan, (7) other than in the ordinary course of business, fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan, (8) hire any new employee of the Company or any Subsidiary, other than to replace employees who terminate employment following the date of this Agreement upon similar terms as the employee being replaced, other than severance protections, (9) promote or terminate the employment (other than for cause) of any employee of the Company or any Subsidiary at the level of Senior Vice President or above or whose total annual compensation opportunity is equal to or exceeds two hundred and fifty thousand dollars ($250,000) (in the case of promotion, whether before or after such promotion), or (10) enter into or amend any collective bargaining agreement or similar agreement;

(xi)        settle or compromise any claims arising out of legal proceedings against the Company or its Subsidiaries, other than settlements of, or compromises for, any such legal proceedings (after taking into account insurance coverage maintained by the Company or its Subsidiaries) for less than one million dollars ($1,000,000) in the aggregate (except for claims arising out of legal proceedings in respect of Taxes, which shall be governed exclusively by Section 5.1(b)(xii));

(xii)       except in each case to the extent required by Law or as the Company determines is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any of its Subsidiaries as a partnership, disregarded entity, REIT, TRS or QRS for U.S. federal tax purposes, make or change any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company or any of its Subsidiaries from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), settle or compromise any material Tax claim or assessment by any Governmental Entity, change any material accounting method with respect to Taxes, enter into any closing agreement with a Taxing Authority or surrender any right to claim a refund of a material amount of Taxes;

(xiii)      implement or adopt any material change in its financial accounting principles or methods, other than as may be required by GAAP or applicable Law or any Governmental Entity;

(xiv)      enter into, amend or modify any Tax Protection Agreement;

(xv)       take any action, or fail to take any action, that would reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership, disregarded entity, REIT, TRS or QRS for U.S. federal tax purposes, as the case may be;

(xvi)      make or authorize, or commit to make or authorize, any capital expenditure, except for (1) capital expenditures not in excess of, in the aggregate, those contemplated by the capital expenditure budget set forth on Section 5.1(b)(xvi) of the Company Disclosure Schedules for the relevant period set forth therein, plus, in the aggregate, five million dollars ($5,000,000), and (2) capital expenditures made, authorized or committed by the Normandy Funds in the ordinary course of business;

(xvii)     except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(b), (1) enter into any (A) Company Material Contract or (B) a lease, sublease or occupancy agreement of real property under which the Company or any of its Subsidiaries is the landlord or sub-landlord or serves in a similar capacity and is related to the properties on Section 5.1(b)(xvii) of the Company Disclosure Schedule; or (2) materially modify, materially amend, or terminate (other than expirations in accordance with its terms) any (A) Company Material Contract or (B) a lease, sublease or occupancy agreement of real property under which the Company or any of its Subsidiaries is the landlord or sub-landlord or serves in a similar capacity and is related to the properties on Section 5.1(b)(xvii) of the Company Disclosure Schedule or waive, release or assigns any material rights or material claims thereunder (provided, that in the case of each of clause (1)(B) and (2)(B), Parent’s consent shall be deemed to be given pursuant to Section 5.1(b)(ii) if it provides no response or good faith and reasonable request for additional information within ten (10) Business Days after receiving a written request (email sufficient) from the Company for such consent (or, in the case of a request for additional information, within four (4) Business Days of receipt of such information));

(xviii)   enter into any new material line of business; or

(xix)      resolve or agree to take any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

(c)             Nothing contained in this Agreement shall (i) give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prohibit the Company from taking or causing to be taken any action, at any time or from time to time, that in the good faith judgment of the Company is reasonably necessary or appropriate for the Company to maintain its qualification as a REIT, preserve the status of any of its Subsidiaries as a partnership, disregarded entity, REIT, QRS or TRS, as applicable, for U.S. federal income tax purposes, or avoid or reduce the payment or imposition of any income or excise Tax or (iii) require the Company or any of its Subsidiaries to take (or not take) any action to the extent taking (or not taking) such action requires, under the organizational or other governing documents of any joint venture or similar agreement to which the Company or any of its Subsidiaries is a party, a consent or approval from any Person that is not an Affiliate of the Company.

(d)          During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall not, and shall not permit any of its Affiliates to, (i) knowingly take or fail to take any action that would prevent, materially delay or materially impede the consummation of the Financing, (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets or equity of, any Person, or enter into any new line of business, if such action would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or any of its Affiliates to procure, any authorizations, consents, Orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Entity entering an Order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby, or (iii) take (or fail to take) any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Parent or any of its Affiliates to otherwise perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2            Access.

(a)          The Company shall, and shall cause its Subsidiaries and their respective Representatives to, afford to Parent and its Representatives, solely for the purposes of furthering the transactions contemplated hereby, reasonable access, during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time to its and its Subsidiaries’ personnel and Representatives, properties (including the Company Real Property for purposes of conducting surveys (at Parent’s expense)), Contracts, books and records and such other information concerning its business, properties and personnel as the Company may reasonably request. Notwithstanding anything to the contrary contained in this Section 5.2(a), (i) any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company, the Company OP and the Mergers or other confidential or competitively sensitive information and (ii) Parent and its Affiliates shall not conduct any environmental investigation at any Company Real Property involving sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company Real Property. All access pursuant to this Section 5.2(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company, any of its Subsidiaries or any of their respective Representatives and (B) coordinated through the Company’s designee.

(b)          Notwithstanding anything to the contrary contained in this Section 5.2, none of the Company, any of its Subsidiaries and any of their respective Representatives shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of its legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company, any of its Subsidiaries, any of their respective Representatives or the assets, or operation of the business, of the Company, any of its Subsidiaries or any of their respective Representatives or (B) Contract to which the Company, any of its Subsidiaries or any of their respective Representatives is a party or by which any of their assets or properties are bound; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)          The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Confidentiality Agreement, dated as of May 12, 2021 between the Company and BRAVO Strategies IV LLC (the “Confidentiality Agreement”), which shall continue in full force and effect until the Effective Time or such later time as may be provided therein.

Section 5.3            Solicitation.

(a)          Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors not to, and shall direct the Company’s Representatives not to, (A) solicit, initiate, or knowingly encourage (including by way of furnishing non-public information relating to the Company or its Subsidiaries) or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage or participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information of the Company or the Company’s Subsidiaries relating to or for the purpose of facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (C) approve, recommend or enter into, or publicly propose to approve, recommend or enter into, any letter of intent, agreement, binding commitment or agreement in principle with respect to a Company Takeover Proposal, or (D) propose or agree to do any of the foregoing; provided that the Company shall be permitted to grant a waiver of any standstill agreement in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto in order to permit a Company Takeover Proposal to be made.

(b)          Upon the execution of this Agreement, the Company shall immediately cease any discussions or negotiations with any Persons (other than Parent and Merger Sub) that may be ongoing as of the date hereof with respect to a Company Takeover Proposal.

(c)          Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Company Stockholder Approval, if the Company receives an unsolicited bona fide written Company Takeover Proposal from any Person that did not result from a non-de minimis breach of this Section 5.3 and subject to (i) compliance with the other terms of this Section 5.3 and (ii) first entering into a confidentiality agreement having provisions that are no less favorable to such Person than those contained in the Confidentiality Agreement (provided that such agreement need not contain any standstill or similar provision prohibiting the making of a Company Takeover Proposal), and if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives (provided that the Company shall, substantially concurrently with the delivery to such Person, provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal.

(d)          The Company shall promptly (but in no event later than forty-eight (48) hours) notify Parent in the event that the Company or any of its Subsidiaries receives a Company Takeover Proposal, any request for information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Company Takeover Proposal, or any offer, proposal or inquiry relating to the Company or its Subsidiaries that would be reasonably likely to lead to or that contemplates a Company Takeover Proposal. Such notice shall be confirmed in writing, and shall indicate the identity of the Person making the Company Takeover Proposal, inquiry or request and include the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence). The Company shall also promptly, and in any event within forty-eight (48) hours, notify Parent in writing if it enters into discussions or negotiations concerning any Company Takeover Proposal or provides information to any Person pursuant to Section 5.3(b), and keep Parent reasonably informed of the status and material terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or written correspondence relating thereto.

(e)           Except as permitted by this Section 5.3, neither the Company Board nor any committee thereof shall (i) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) approve or recommend to the stockholders of the Company a Company Takeover Proposal, (iv) in the event a Company Takeover Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of Parent’s written request to the Company to do so, which request may be made only once with respect to any such Company Takeover Proposal, except that Parent may make an additional request after any material change in the terms of such Company Takeover Proposal, (v)authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, binding commitment or agreement in principle with respect to any Company Takeover Proposal (other than a confidentiality agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or (vi) agree or publicly propose to do any of the foregoing (any action described in clauses (i) through (vi) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board may, subject to compliance with this Section 5.3(e), make a Company Adverse Recommendation Change, other than in response to a Company Takeover Proposal that constitutes a Company Superior Proposal, if, and only if, prior to taking such action (A) a material development or material change in circumstances has occurred or arisen after the date of this Agreement that was not known to the Company as of the date of this Agreement (provided, that in no event shall the fact in and of itself that the Company meets or exceeds, or fails to meet or exceed, internal or published projections, forecasts or revenue or earnings predictions for any period constitute such a material development or material change in circumstances that was not reasonably foreseeable as of the date of this Agreement (but the foregoing shall not exclude any change or development underlying such failure to meet or exceed such projections, forecasts or predictions)), (B) the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law, (C) the Company has given Parent at least four (4) Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, and (D) during such notice period, the Company Board has considered and, at the reasonable request of Parent, caused the Company to engage in good faith discussions regarding any revisions to the terms of this Agreement proposed in writing by Parent, and (E) at the end of such notice period, the Company Board has again determined, after consultation with independent financial advisors and outside legal counsel and taking into account any revisions to the terms of this Agreement proposed by Parent, that the failure to make a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law.

(f)           Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company Board may, subject to compliance with this Section 5.3(f), make a Company Adverse Recommendation Change and/or cause the Company to terminate this Agreement in accordance with Section 7.1(h) in order to enter into a definitive agreement relating to a Company Superior Proposal, subject to paying the Company Termination Fee in accordance with Section 7.3, if, and only if, prior to taking such action, (i) an unsolicited bona fide written Company Takeover Proposal (that did not result from a material breach of this Section 5.3) is made to the Company by a third Person, (ii) the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal, (iii) the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law, (iv) the Company has given Parent at least four (4) Business Days prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Takeover Proposal that is the basis of the proposed action and the Company has contemporaneously provided to Parent a copy of the Company Takeover Proposal and a copy of any proposed Company Acquisition Agreements (it being understood that any amendment to any material term of such Company Takeover Proposal and shall require a new written notice and new notice period, except that the four (4) Business Day period referred to in this clause shall instead be equal to the longer of (x) two (2) Business Days or (y) the period remaining under the original four (4) Business Day notice period immediately prior to the delivery of the new written notice), (v) during such notice period, the Company Board has considered and, at the reasonable request of Parent, caused the Company to engage in good faith discussions regarding any revisions to the terms of this Agreement proposed in writing by Parent, and (vi) at the end of such notice period, the Company Board again has determined, after consultation with independent financial advisors and outside legal counsel and taking into account any revisions to the terms of this Agreement proposed by Parent, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary or statutory duties under applicable Law.

(g)          Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change).

(h)          Nothing in this Section 5.3 shall prohibit (A) the Company, or the Company Board, directly or indirectly through any Representative, from informing any Person of the restrictions set forth in this Section 5.3, or (B) the Company and its Representatives from contacting any Persons or group of Persons that have made a Company Takeover Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal is, or could reasonably be expected to result in, a Company Superior Proposal, and any such actions shall not be a breach of this Section 5.3.

Section 5.4            Filings; Other Actions.

(a)          As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC (and the Company shall use reasonable best efforts to cause such filing to be made within twenty (20) Business Days of the date hereof). Parent shall cooperate with the Company in the preparation of the Proxy Statement, and the parties shall furnish all information concerning it and its Affiliates (including, in the case of Parent and Merger Sub) and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary or appropriate in connection with the preparation of the Proxy Statement, and provide such other assistance, as may be reasonably requested in the connection with the preparation, filing and distribution of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The parties shall respond promptly to any comments from the SEC or the staff of the SEC. Each party shall notify the other party promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the other party with copies of all correspondence between such party and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act. Prior to filing or mailing the Proxy Statement (including any preliminary Proxy Statement and any amendment or supplement thereto) or any other documents related to the Company Stockholders’ Meeting, or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on the Proxy Statement (and any amendment or supplement thereto), any other documents related to the Company Stockholders’ Meeting or response, and (ii) shall consider in good faith all comments reasonably proposed by Parent. If at any time prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the parties with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)          The Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable after the Clearance Date, for the purpose of seeking the Company Stockholder Approval. The Company shall consult with Parent regarding the date to be used as the record date and the timing of any “broker search” required under Rule 14a-13 of the Exchange Act. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Stockholder Approval shall be the only matter (other than procedure matters and executive compensation matters related to the transactions contemplated by this Agreement) which the Company shall propose to be acted on by the Company stockholders at the Company Stockholders’ Meeting. In connection with the foregoing, the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be disseminated to its stockholders as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable after the date on which the Company is informed that the SEC has no further comments with respect to the preliminary Proxy Statement (such date, the “Clearance Date”). Unless the Company shall have made a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit the Company Stockholder Approval at the Company Stockholders’ Meeting.

(c)           The Company shall cooperate with and keep Parent informed on a reasonably current basis by providing reasonably detailed updates regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Stockholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (iii) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), to allow additional solicitation of votes in order to obtain the Company Stockholder Approval or (iv) to the extent the Company is obligated to do so under applicable Law; provided, that, except as required by Law, the Company Stockholders’ Meeting shall not be recessed, adjourned or postponed in accordance with the foregoing on more than two (2) separate occasions and shall not be recessed, adjourned or postponed by more than ten (10) Business Days on any such occasion without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, further, that, except as required by Law, in no case shall the Company Stockholders’ Meeting be recessed, adjourned or postponed to a date on or after the fifth (5th) Business Day preceding the End Date. In the event that the date of the Company Stockholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise consented in writing (not to be unreasonably withheld, conditioned or delayed), it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

Section 5.5            Employee Matters.

(a)           For a period of twelve (12) months following the Effective Time, Parent shall provide or cause its Subsidiaries, including the Surviving Company, to provide to each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), for so long as such Company Employee continues employment with Parent or its Subsidiaries (including the Surviving Company) following the Effective Time (and in the case of clause (iv), for the applicable period following termination of such Company Employee’s employment), (i) base salary or wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity that is no less favorable in amount than the annual cash bonus opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) an annual long-term incentive award opportunity based on grant date fair value that are no less favorable than the grant date fair value of the annual long-term incentive award opportunity provided to such Company Employee immediately prior to the Effective Time, and (iv) other compensation and benefits (other than severance) that are no less favorable, in the aggregate, than the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time. In addition, Parent shall honor, and shall cause the Surviving Company to honor, the terms of the Company’s Employee Change of Control Severance Protection Plan (as amended) and Executive Change of Control Severance Protection Plan (as amended).

(b)            With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries, including the Surviving Company, following the Closing and in which any of the Company Employees participate, including any paid time off and severance plans, service with the Company or any of its Subsidiaries and the predecessor of any of them shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Company, for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits (but not for accrual of or entitlement to pension benefits or post-employment welfare benefits, or to the extent that treatment would result in a duplication of benefits for the same period of service).

(c)            Parent shall, and shall cause its Subsidiaries, including the Surviving Company, to (i) waive any preexisting condition limitations otherwise applicable to such Company Employee and his or her eligible dependents under any plan of Parent or an Affiliate of Parent that provides health benefits in which such Company Employee is eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such Company Employee and his or her eligible dependents immediately prior to the Effective Time under the corresponding Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such Company Employee and his or her eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate of Parent during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate of Parent, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(d)

(i)            The Company may, on the earlier to occur of the date on which the Company and its Subsidiaries would pay annual bonuses for calendar year 2021 in the normal course and a date that is within five (5) Business Days prior to the Effective Time, a 2021 annual cash bonus in respect of the portion of the 2021 calendar year elapsed prior to the Closing Date to each annual bonus eligible Company Employee, with the amount of each such bonus determined by the Company in its discretion, provided that the aggregate amount of such bonus payments shall not exceed the aggregate target 2021 annual bonus amount for all eligible Company Employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2021 prior to the Closing Date and the denominator of which is 365.

(ii)           If the Closing Date occurs on or after February 1, 2022, then within five (5) Business Days prior to the Effective Time, the Company and its Subsidiaries may pay a prorated annual cash bonus in respect of the portion of the 2022 calendar year ending on the Closing Date to each annual bonus eligible Company Employee, with the amount of each such prorated bonus determined by the Company in its discretion, provided that the aggregate amount of such prorated bonus payments shall not exceed the aggregate target 2022 annual bonus amount for all eligible Company Employees multiplied by a fraction, the numerator of which is the number of days elapsed in 2022 through the Closing Date and the denominator of which is 365.

(e)            Without limiting the generality of Section 8.13, no provision of this Section 5.5, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including, without limitation, any Company Employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Company Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Affiliates, (iii) shall give any Person (including, without limitation, any Company Employee) any right to continued employment or service with the Company, Parent, or any of their respective Affiliates, or (iv) is intended to prevent the Company, Parent or any of their respective Affiliates from amending or terminating any Company Benefit Plan in accordance with its terms.

Section 5.6             Regulatory Approvals; Efforts.

(a)            Prior to the Closing, Parent, Merger Sub, Company OP and the Company shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to cause the conditions to the Closing set forth in Article VI to be satisfied and to consummate the Mergers as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications required to be filed to consummate the Mergers, (ii) using reasonable best efforts to satisfy the conditions to consummating the Mergers, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, permit, Order or approval of, waiver or any exemption by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, Company OP, the Company or any of their respective Affiliates in connection with the transactions, or the taking of any action, contemplated by this Agreement, including the Mergers, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Mergers, and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement.

(b)            Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, permits, Orders or approvals of, waiver or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6; provided that subject to and without limiting all of its other obligations under this Section 5.6, Parent shall (in consultation in good faith with the Company) lead the strategy for dealing with any Governmental Entity with respect to any such required consents, authorizations, permits, Orders or approvals of, waiver or any exemptions by, any Governmental Entity. In that regard, each party shall promptly consult with the other parties to this Agreement, and provide any necessary information and assistance as the other parties may reasonably request, with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with the transactions contemplated by this Agreement. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity regarding transactions contemplated by this Agreement. No party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Mergers, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

Section 5.7             Takeover Statutes. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Mergers or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on the transactions contemplated hereby.

Section 5.8             Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company) (in each case, which consent shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without such prior consent, issue such press release or make such public announcement (a) so long as such release or announcement contains statements with respect to this Agreement and the transactions contemplated hereby that are consistent in all material respects with previous statements made in compliance with this Section 5.8 or (b) (after prior consultation, to the extent practicable in the circumstances) to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that the Company shall be permitted to issue press releases and make public announcements with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change without being required to consult with or obtain consent from Parent; provided, further, that Parent, Merger Sub and their respective Affiliates, without consulting with the Company, may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.9             Exculpation; Indemnification and Insurance.

(a)            For not less than six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company and, as applicable, the Surviving Company OP to, exculpate, defend, indemnify and hold harmless all past and present directors, officers and employees of the Company and Company OP or any of their respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company and Company OP or any of their respective Subsidiaries (collectively, together with such Persons’ heirs, executors and administrators, the “Covered Persons”) to the fullest extent permitted by Law against any costs and expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Covered Person to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity at the request or for the benefit of the Company, Company OP or any of their respective Subsidiaries). Without limiting the foregoing, from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company and, as applicable, the Surviving Company OP to, exculpate, defend, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the process resulting in and the authorization, adoption and approval of, and entry into, this Agreement and the consummation of the transactions contemplated hereby. For not less than six (6) years from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company and, as applicable, the Surviving Company OP to, advance expenses (including reasonable legal fees and expenses) incurred by the Covered Persons in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures (if any) set forth in the Company Organizational Documents, or the certificate or articles of incorporation and bylaws, or other organizational or governance documents, of any Subsidiary of the Company, and indemnification agreements, if any, in each case in effect on the date of this Agreement (provided that the Covered Persons to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Covered Person is not legally entitled to indemnification under Law). In the event of any such Proceeding or investigation, Parent, the Surviving Company and Surviving Company OP shall cooperate with the Covered Person in the defense of any such Proceeding or investigation.

(b)            For not less than six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Company and the partnership agreement of Surviving Company OP shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Organizational Documents and the partnership agreement of Company OP, respectively. Notwithstanding anything herein to the contrary, if any Proceeding or investigation (whether arising prior to, at or after the Effective Time) is made against any Covered Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.9(b) shall continue in effect until the final disposition of such Proceeding or investigation. Following the Effective Time, the indemnification agreements, if any, in each case in effect on the date of this Agreement with any of the directors, officers or employees of the Company, Company OP or any their respective Subsidiaries shall be assumed by the Surviving Company and Surviving Company OP, as applicable, without any further action, and shall continue in full force and effect in accordance with their terms.

(c)            At or prior to the Effective Time, the Company and Company OP may obtain and pay for prepaid “tail” insurance policies, each with a claim period of six (6) years from and after the Effective Time, with respect to directors’ and officers’ liability insurance and fiduciary insurance that provides coverage for the current and former directors and officers of the Company and Company OP (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable than the existing policies of the Company and its Subsidiaries or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and the Surviving Company and Surviving Company OP shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor their respective obligations under each policy; provided, that in no event shall the premium of the D&O Insurance exceed 300% of the then current aggregate annual premium of the Company’s existing policy in place at the Effective Time. If the Company and Company OP for any reason does not obtain such prepaid “tail” insurance as of the Effective Time, the Surviving Company and Surviving Company OP shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time for the current and former directors and officers of the Company and Company OP, the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company and Company OP, each of which insurance: (i) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company and Company OP, as applicable, with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); and (ii) the Surviving Company and Surviving Company OP shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor their respective obligations under each policy.

(d)            In the event that Parent, the Surviving Company or Surviving Company OP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(e)            The obligations under this Section 5.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns), it being expressly agreed that the Covered Persons (including their respective successors and assigns) shall be express third-party beneficiaries of this Section 5.9. In the event of any breach by Parent, the Surviving Company or the Surviving Company OP of this Section 5.9, Parent, the Surviving Company and the Surviving Company OP shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.9 as such fees are incurred, upon the written request of such Covered Person.

Section 5.10           Section 16 Matters. Prior to the Effective Time, the Company shall take all such actions as may be required or reasonably advisable to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11           Financing and Financing Cooperation.

(a)            Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing contemplated by the Commitment Letters sufficient to fund the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount (provided, for the avoidance of doubt, that if any Special Dividend, Additional Dividend or any REIT Dividend is paid pursuant to Section 5.15(b), then as such amounts reduced pursuant Section 5.15(b)) and the other Merger Amounts (taking into account any other financing that does not include any conditions to the consummation of such financing that are more onerous than the conditions set forth in the Debt Commitment Letter as of the date of this Agreement, cash on hand or available source of cash) on or prior to the Closing Date on the terms (including, as necessary, the “flex” provisions contained in any related fee letters) and conditions described in the Commitment Letters, including: (i) causing the Equity Investors to maintain in effect the Equity Commitment Letter; (ii) maintaining in effect the Debt Commitment Letter; (iii) negotiating and entering into definitive debt financing agreements (which, with respect to the bridge facility documentation, to the extent necessary, shall not be required unless and until reasonably necessary in connection with the funding of the Debt Financing) on the terms and conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”); and (iv) satisfying on a timely basis, and in a manner that will not impede the ability of the parties to consummate the Merger upon the date which the Merger is required to be consummated pursuant to the terms hereof, all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements and complying with their respective obligations thereunder. Parent and Merger Sub shall comply with their obligations, and enforce their rights, under the Commitment Letters and Definitive Debt Financing Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letter or any Definitive Debt Financing Agreement (other than the consummation of the Mergers) have been satisfied, Parent and Merger Sub shall use reasonable best efforts to cause the Lenders and the Equity Investors thereunder to comply with their respective obligations thereunder, including to fund the Financing (including by promptly commencing a litigation proceeding against any Equity Investor or any breaching Lender or other financial institution to compel such Equity Investor or such Lender or breaching institution to provide its portion of the Financing or otherwise comply with its obligations under the applicable Commitment Letter or Definitive Debt Financing Agreement). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters and/or Definitive Debt Financing Agreements. Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly notify the Company in writing if there exists any actual or, to the knowledge of Parent or Merger Sub, threatened, breach, default, repudiation, cancellation or termination by any party to the Commitment Letters or any Definitive Debt Financing Agreement and a copy of any written notice or other written communication received by Parent or Merger Sub or any of their respective Representatives from any Lender, Equity Investor or other financing source with respect to any such actual or threatened breach, default, repudiation, cancellation or termination by any party to the Commitment Letters or any Definitive Debt Financing Agreement of any provision thereof. Notwithstanding the foregoing or anything to the contrary herein, compliance by Parent and Merger Sub with this Section 5.11(a) shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(b)            None of Parent, or Merger Sub shall, without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters or the Definitive Debt Financing Agreements if such amendment, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate amount of the Financing, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to the Commitment Letters or the Definitive Debt Financing Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Mergers and the other transactions contemplated by this Agreement; or (ii) terminate any Commitment Letter or any Definitive Debt Financing Agreement; provided that Parent and Merger Sub may (y) amend the Debt Commitment Letters or the Definitive Debt Financing Agreements to add lenders, lead and other arrangers, bookrunners, syndication and other agents or other entities who had not executed the Commitment Letters as of the date of this Agreement and (z) subject to compliance with Section 5.11(c), replace all or any part of the Debt Financing with Alternative Financing but only to the extent doing so would not have any of the effects described in clauses (A), (B), (C) or (D) above. Upon any such amendment or modification, the term “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter.

(c)            If all or any portion of the Financing becomes unavailable, or any of the Commitment Letters or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, then Parent shall (i) promptly notify the Company in writing of such unavailability, withdrawal, repudiation, termination or rescission and the reason therefor and (ii) use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, from the same and/or alternative financing sources, alternative financing (A) in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Amounts and (B) which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Debt Commitment Letter as of the date of this Agreement; provided that in no event shall Parent and Merger Sub be obligated to accept or pursue any such alternative financing if it is less favorable to Parent in any material respect than the Debt Financing. In the event any alternative financing is obtained in accordance with this Section 5.11(c) (“Alternative Financing”), references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter and the Equity Commitment Letter, as applicable, and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters, as applicable, and the definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.11 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing.

(d)            Prior to the Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent, is customary in connection with the Debt Financing and is customarily provided for issuers in debt financings of the type contemplated by the Debt Commitment Letter, including using its reasonable best efforts to, upon Parent’s written request: (i) provide the Debt Financing sources and their respective agents with historical financial statements and other pertinent financial information regarding the party and its Subsidiaries; (ii) cause members of senior management with appropriate seniority and expertise to participate during normal business hours in a reasonable number of meetings, lender presentations, due diligence sessions, and calls and meetings with prospective lenders, underwriters and ratings agencies in connection with syndication and marketing with respect to the Debt Financing, in each case, upon reasonable notice at mutually agreed times and places; (iii) reasonably cooperate with the Debt Financing sources and their respective agents’ reasonable and customary due diligence requests; (iv) provide customary and reasonable assistance in the preparation of customary bank information memoranda, lender presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, prospectuses and prospectus supplements under the Securities Act and other materials in connection with a syndicated bank financing, securities (including CMBS) offering or other debt offering in connection with the Debt Financing, including by the delivery of customary authorization letters, confirmations and undertakings in connection with such marketing documentation (including with respect to presence or absence of material nonpublic information and accuracy of the information contained therein); (v) provide customary and reasonable assistance in the preparation of pro forma financial statements and pro forma financial information; it being understood that Parent shall be responsible for the preparation of any pro forma financial statements for the Debt Financing (including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments that may be included therein); (vi) instruct the Company’s certified independent auditors to provide (x) customary consent to use of their audit reports in any materials relating to the Debt Financing, including SEC filings and offering memoranda that include or incorporate the party’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary comfort letters (including “negative assurances” comfort) with respect to historical financial information in connection with the Debt Financing relating to the Company and its Subsidiaries in customary form; (vii) provide customary certificates and other customary closing documents as may be reasonably requested in writing by the Debt Financing sources; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Effective Time; (viii) causing the taking of corporate actions within the control of the party reasonably necessary to permit the completion of the Debt Financing; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Effective Time; (ix) to the extent necessary or advisable, facilitate the pledging of collateral and executing and delivering customary pledge and security documents (and any other customary documents or instruments required for the creation and perfection of security interests in the collateral securing the Debt Financing) or other customary definitive financing documents reasonably requested by the Debt Financing sources (including customary guarantees and other deliverables), provided, however, that no obligation of any party or any of such party’s Subsidiaries under any such agreement or instrument under this clause (ix) shall be effective until the Effective Time; (x) so long as such information is reasonably requested at least ten (10) Business Days prior to the Closing Date, provide, at least five (5) Business Days prior to the Closing Date, to the Debt Financing sources all documentation and other information with respect to the party and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and (xi) providing such pertinent information reasonably requested, and updating such information, describing the party or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Debt Financing such that, after giving effect to such updates, (A) such information, when taken as a whole, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made and (B) the financial statements and other financial information included in such updated information are sufficiently current pursuant to Rule 3-12 under Regulation S-X to the extent applicable and permit the party’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures). Notwithstanding anything to the contrary in this Agreement, no obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees and agents or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.11(d) (except for the passing of resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in this Section 5.11 to the contrary, in fulfilling its obligations pursuant to this Section 5.11, none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (i) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Debt Financing or any other financing, (ii) take or permit the taking of any action that would conflict with the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (iii) take or permit the taking of any action that would reasonably be expected to conflict with, result in any material violation or breach of, or default (with or without lapse of time, or both) under, any applicable Law or contracts of the Company or any of its Subsidiaries, (iv) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (v) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (vi) pass resolutions or consents or approve or authorize the execution of or amendment of, or execute or amend, the Debt Financing or the Definitive Debt Financing Agreements or any agreement, document or instrument of any kind (other than any customary authorization letters), except for (A) resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing and (B) as provided in clause (vii) of the first sentence of this Section 5.11(d), (vii) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (viii) take or permit the taking of any action that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (ix) provide any cooperation that, in the reasonable opinion of the Company, would materially and adversely interfere with the ongoing operations of the Company and its Subsidiaries. Nothing contained in this Section 5.11(d) or otherwise shall require the Company or any of its Subsidiaries, prior to the Effective Time, to be an issuer or other obligor with respect to the Debt Financing. Parent shall (A) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.11 (including reasonable attorneys’ fees) and (B) indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them in connection with the Financing or any other financing (including the arrangement thereof), any actions taken by them pursuant to this Section 5.11(d) and any information used in connection with any of the foregoing (other than information provided to Parent in writing by the Company or its Subsidiaries specifically in connection with their obligations pursuant to this Section 5.11(d)).

(e)            For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in Section 5.11(d), represent the sole obligation of the Company, its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

(f)            The Company and its Subsidiaries will be deemed to be in compliance with Section 5.11(d) and Section 5.17 (including for purposes of determining the satisfaction of the condition set forth in Section 6.3(b)) unless and until (i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 5.11(d) or Section 5.17, (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company, its Subsidiaries or its or their respective Representatives to provide any cooperation that it would not otherwise be required to provide under Section 5.11(d) or Section 5.17), and (iii) the Company and its Subsidiaries fail to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this agreement, the Company’s or any of its Subsidiaries’ breach of any of the covenants required to be performed by it under this Section 5.11 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at Closing.

(g)            All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to Section 5.11(d) shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in a customary manner in connection with the Financing, provided such use is in a manner reasonably acceptable to the Company. The Company hereby consents pursuant to paragraph one of the Confidentiality Agreement that potential sources of debt or equity financing with respect to the Mergers and the other transactions contemplated hereby shall be “Representatives” for all purposes of this Agreement and the Confidentiality Agreement.

Section 5.12           Transaction Litigation. The Company shall promptly (and in any event, within two (2) Business Days) notify Parent in writing of any stockholder litigation or other litigation or Proceedings brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Mergers and/or the other transactions contemplated by this Agreement and shall keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) the defense or settlement of any stockholder litigation or other litigation or Proceeding against it and/or its directors or executive officers or other Representatives relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement and shall consult with and give due consideration to Parent’s advice with respect to such litigation or proceeding. The Company shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.13           Obligations of Merger Sub. Parent shall cause Merger Sub, and after the Merger, the Surviving Company and the Surviving Company OP, to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.14           Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, the Surviving Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 5.15           Dividends.

(a)            For the avoidance of doubt, notwithstanding anything to the contrary herein, prior to the Effective Time, the Company and each of its Subsidiaries that is classified as a REIT for U.S. federal income tax purposes may make distributions (i) reasonably required for the Company to maintain its status as a REIT, (ii) to avoid the payment or imposition of income or excise Tax or (iii) in accordance with Section 5.1(b).

(b)            Upon the written request of Parent made at least ten (10) Business Days prior to the Closing Date (it being agreed that Parent shall not be entitled to make more than one such request or request the payment of any Special Dividends or REIT Dividends on more than one date in the aggregate):

(i)            in connection with the consummation of (i) the JV Sale Transaction and (ii) any OP Divestiture Transaction, subject to applicable Law and fiduciary or statutory duties, the Company (in its capacity as General Partner of Company OP) shall authorize, and the Company OP shall declare, one or more special cash dividends to holders of Company OP Common Units (each, a “Special Dividend”), in an aggregate amount specified by Parent (not to exceed the actual proceeds of the transactions set forth in clauses (i) and (ii)). Any Special Dividend shall be payable immediately prior to the Partnership Merger Effective Time to the holders of record of Company OP Common Units as of immediately prior to the Partnership Merger Effective Time. The cash necessary to pay any Special Dividends to be paid pursuant to this Section 5.15(b)(i) shall not form part of the Exchange Fund. If the Company OP declares a Special Dividend pursuant to this Section 5.15(b)(i), the Company OP Common Unit Payment Amount shall be decreased by an amount equal to the per unit amount of such Special Dividends or Additional Dividends actually paid to the holders of Company OP Common Units (such that for each such Company OP Common Unit, a holder shall receive an aggregate of nineteen dollars and thirty cents ($19.30) in cash (subject to adjustment as specified in Section 2.1(d))).

(ii)            in connection with the consummation of (i) the receipt by the Company of proceeds of any Special Dividends, (ii) the receipt by the Company of the aggregate Company OP Common Unit Payment Amount paid to the Company in respect of Company OP Common Units that are owned by the Company immediately prior to the Partnership Merger Effective Time pursuant to the Partnership Merger and (iii) any REIT Divestiture Transaction, subject to applicable Law and fiduciary or statutory duties, the Company Board shall authorize and declare one or more special cash dividends to holders of shares of Company Common Stock (each, a “REIT Dividend”), in an aggregate amount specified by Parent (not to exceed the actual proceeds of the transactions and distribution set forth in clauses (i), (ii) and (iii)). Any REIT Dividend shall be payable immediately prior to the Effective Time to the holders of record of Company Common Stock as of immediately prior to the Effective Time. The cash necessary to pay any REIT Dividends to be paid pursuant to this Section 5.15(b)(ii) shall not form part of the Exchange Fund. If the Company declares a REIT Dividend pursuant to this Section 5.15(b)(ii), or an Additional Dividend, the Merger Consideration as used in this Agreement with respect to (and only with respect to) outstanding shares of Company Common Stock (including shares underlying Company Restricted Stock Awards) shall be decreased by an amount equal to the per share amount of such REIT Dividends and Additional Dividends actually paid to the holders of such shares of Company Common Stock and Company Restricted Stock Awards (such that for each such share of Company Common Stock and each share of Company Common Stock subject to a Company Restricted Stock Award, the applicable holder shall receive an aggregate of nineteen dollars and thirty cents ($19.30) in cash (subject to adjustment as specified in Section 2.1(d))). No Performance Unit Awards shall be entitled to any Special Dividend, Additional Dividend or any REIT Dividend hereunder.

Section 5.16           Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”), including by, upon written request, using commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement). If the Mergers are consummated, the Surviving Company shall pay, or cause to be paid, any and all Transfer Taxes imposed in connection with the Mergers.

Section 5.17           Payoff. The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least two (2) Business Days prior to the Closing Date, (a) customary payoff letters with respect to each of the Existing Credit Agreements and (b) other customary documents relating to the release of guarantees under the Existing Credit Agreements.

Section 5.18           Related Sale Transactions. From the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company and Company OP shall each use commercially reasonable efforts, and cause their respective Subsidiaries to use commercially reasonable efforts, to provide such cooperation as is reasonably requested by Parent in connection with consummating the JV Sale Transaction and Parent’s negotiating and consummating any other Divestiture Transaction or internal reorganizations or restructuring transactions (including any such transactions reasonably requested in connection with the Financing), including (a) (i) permitting Parent, any other party or potential party to a Divestiture Transaction, or their respective Representatives, to conduct reasonable and customary due diligence investigations with respect to any potential Divestiture Transaction, subject to such reasonable limitations as the Company may impose, including those set forth in Section 5.2(a) and Section 5.2(b), which shall apply hereunder mutatis mutandis, and (ii) furnishing to Parent, any other party or potential party to a Divestiture Transaction, and their respective Representatives relevant and readily available financial, operational and other information related to the relevant equity interests owned by Company OP, subject to confidentiality restrictions reasonably acceptable to the Company and the other limitations set forth in Section 5.2(a) and Section 5.2(b), which shall apply hereunder mutatis mutandis, and (b) providing (and using commercially reasonable efforts to obtain) customary certificates and other customary closing documents as may be reasonably requested by the Parent or any other party or potential party to a Divestiture Transaction; provided, however, that notwithstanding anything contained in this Section 5.18 or this Agreement, (A) the Company and its Subsidiaries shall not be required to take any action in contravention of (x) any organizational document of the Company or any of its Subsidiaries, (y) any Contract to which the Company or any of its Subsidiaries is a party or (z) applicable Law, (B) the Company Board shall not be required to pass resolutions or consents, (C) the consummation of the JV Sale Transaction and any Divestiture Transaction or internal reorganizations or restructuring activities (including any such transactions reasonably requested in connection with the Financing), and any obligation of the Company or any of its Subsidiaries to incur any liabilities with respect thereto, shall be conditioned upon the consummation of the Closing, but shall not be a condition to the consummation of the Closing, (D) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including the amount of or timing of payment of the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount, (E) neither the Company nor any of its Subsidiaries shall be required to take any such action that could reasonably be expected to adversely affect the classification of the Company or any Subsidiary of Company as a REIT, QRS or TRS, and (F) neither the Company nor any of its Subsidiaries shall be required to take any such action that could result in any Tax being imposed on any holder of Company Common Stock, Company OP Common Units or Company OP Series A Preferred Units in excess of proceeds distributed to such holder in respect of such action. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 5.18. The Company shall not be deemed to have made a Company Adverse Recommendation Change or entered into or agreed to enter or consummated any agreement relating to a Company Takeover Proposal as a result of providing any cooperation or taking any actions contemplated by this Section 5.18 and no action taken pursuant to this Section 5.18 shall be subject to, or deemed to breach, Section 5.3 or Section 5.4. Parent shall, in the event the Mergers and the other transactions contemplated by this Agreement are not consummated, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in performing their obligations under this Section 5.18 and indemnify the Company, the Company OP and their respective Subsidiaries for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company, the Company OP and their respective Subsidiaries arising therefrom.

Section 5.19           Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if it becomes aware that (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing condition set forth in this Agreement would reasonably be expected to be incapable of being satisfied by the End Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing condition set forth in this Agreement would reasonably be expected to be incapable of being satisfied by the End Date; provided, however, that any failure to comply with this sentence of this Section 5.19 shall not give rise to or be taken into account in determining any failure of a closing condition set forth in this Agreement.

Article VI.

CONDITIONS TO THE MERGERS

Section 6.1             Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or mutual waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained.

(b)            No Order by any Governmental Entity shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Mergers.

Section 6.2             Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company and Company OP to effect the Mergers is further subject to the fulfillment (or waiver by the Company or Company OP, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)            (i) The representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period.

(b)            Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)            Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) for each of Parent and Merger Sub, respectively, have been satisfied.

Section 6.3             Conditions to Obligation of Parent and Merger Sub to Effect the Mergers. The obligation of Parent and Merger Sub to effect the Mergers is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)            (i) Other than the Fundamental Company Representations, the representations and warranties of the Company set forth in Article III that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, (ii) other than the Fundamental Company Representations, the representations and warranties of the Company set forth in Article III that are not qualified by a “Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) Section 3.2(a) shall be true and correct in all but de minimis respects at and as of the Closing Date as though made at and as of the Closing Date and (iv) the Fundamental Company Representations, other than Section 3.2(a), shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date (disregarding all qualifications contained therein relating to materiality); provided that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b)            The Company and Company OP shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)            Since the execution of this Agreement, there has not been a Material Adverse Effect.

(d)            The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied

(e)            The Company shall have delivered to Parent a tax opinion of King & Spalding LLP, tax counsel to the Company, dated as of the Closing Date, in form and substance substantially as set forth in Section 6.3(e) of the Company Disclosure Schedule, and with such changes as are mutually agreeable to the Company and Parent (such agreement not to be unreasonably withheld, conditioned or delayed), which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries in form and substance reasonably acceptable to Parent), that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2003 through and including the Effective Time.

Article VII.

TERMINATION

Section 7.1             Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether prior to or after the Company Stockholder Approval:

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent by written notice to the other, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time on the six (6) month anniversary of the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent if the primary cause of the failure of the Merger to be consummated by the End Date shall be due to the material breach by the Company or Company OP (in the case of termination by the Company) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)            by either the Company or Parent by written notice to the other, if an Order by a Governmental Entity of competent jurisdiction shall have been issued, or a Law shall have been enacted or promulgated, in each case after the date hereof, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company or Parent if such Order primarily resulted from the material breach by the Company or Company OP (in the case of termination by the Company) or Parent or Merger Sub (in the case of termination by Parent) of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(d)            by either the Company or Parent by written notice to the other, if the Company Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Stockholder Approval was taken shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e)            by the Company by written notice to Parent, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from the Company to Parent of such breach, inaccuracy or failure; provided that the Company and Company OP are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(f)             by Parent by written notice to the Company, if the Company or Company OP shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is forty-five (45) days following written notice from Parent to the Company of such breach, inaccuracy or failure; provided that Parent and Merger Sub are not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(g)            by Parent by written notice to the Company, at any time prior to the receipt of the Company Stockholder Approval, in the event of a Company Adverse Recommendation Change;

(h)            by the Company by written notice to Parent, at any time prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.3(f); and

(i)             by the Company by written notice to Parent, (i) if all of the conditions set forth in Sections 6.1 and Section 6.3 are satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing) or waived, (ii) the Company has indicated in writing to Parent that all of the conditions set forth in Sections 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing) are satisfied, (iii) Parent fails to consummate the transactions contemplated by this Agreement by the date upon which Parent is required to consummate the Closing pursuant to Section 1.2, and (iv) the Company has confirmed to Parent in writing that it is ready, willing and able to consummate the Closing.

Section 7.2             Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Guarantee, the Confidentiality Agreement and the provisions of the last sentence of Section 5.11(d), the last sentence of Section 5.18, this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company or Company OP, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in the Guarantee, the Confidentiality Agreement, the last sentence of Section 5.11(d), the last sentence of Section 5.18 and Section 7.3; provided that nothing in this Agreement shall relieve any party hereto from Liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3             Termination Fees.

(a)            If (i) this Agreement is terminated by (A) the Company pursuant to Section 7.1(h) (Company Superior Proposal), or (B) by Parent pursuant to Section 7.1(g) (Company Adverse Recommendation Change), or (ii) (A) after the date and delivery of this Agreement and prior to the Company Stockholders’ Meeting, a Company Takeover Proposal (substituting 50% for the 20% threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn prior to the Company Stockholders’ Meeting (or any adjournment or postponement thereof), (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (End Date) or Section 7.1(d) (Company Stockholder Approval), or by Parent pursuant to Section 7.1(f) (Company Breach), and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to such Qualifying Transaction, then the Company shall pay Parent the Company Termination Fee in immediately available funds (1) in the case of clause (i), prior to or concurrently with such termination or (2) in the case of clause (ii), upon the earlier of entry or consummation of such Qualifying Transaction. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3(a), from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3(a), none of the Company, Company OP, Company Related Parties or their Representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall the Company Termination Fee be required to be paid on more than one occasion.

(b)            If this Agreement is validly terminated Parent or the Company pursuant to Section 7.1(d) (Company Stockholder Approval), then the Company shall reimburse (by wire transfer in immediately available funds), Parent, Merger Sub and their respective Affiliates for their reasonable documented out-of-pocket fees and expenses (including legal and other third-party advisors fees and expenses) incurred on or prior to the date of termination of this Agreement in connection with the transactions contemplated hereby in an aggregate amount not to exceed fifteen million dollars ($15,000,000) (the “Parent Expenses”); provided, however, that if Parent also becomes entitled to receive a Company Termination Fee, the amount paid by the Company as Parent Expenses shall be credited against the Company Termination Fee (but any payment of the Parent Expenses shall not otherwise affect Parent’s right to receive the Company Termination Fee due under Section 7.3(a)).

(c)            If this Agreement is terminated (i) by the Company pursuant to Section 7.1(e) (Parent or Merger Sub Breach) or Section 7.1(i) (Failure to Close) or (ii) by Parent or the Company pursuant to Section 7.1(b) (End Date) and, in the case of this clause (ii), at such time the Company had the right to terminate this Agreement pursuant to Section 7.1(i) (Failure to Close), then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two (2) Business Days after the date of such termination. Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee shall become due and payable in accordance with this Section 7.3(c), from and after such termination and payment of the Parent Termination Fee in full pursuant to and in accordance with this Section 7.3(c), no Parent Related Party or its Representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall the Parent Termination Fee be required to be paid on more than one occasion.

(d)            Each of the parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such Company Termination Fee or the Parent Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e)            Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Company OP, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner the Company Termination Fee or the Parent Termination Fee, as applicable, then the Company shall pay to Parent or Parent shall pay to the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

(f)             The “Parent Termination Fee” shall be an amount equal to the lesser of (i) the Parent Base Amount and (ii) the maximum amount, if any, that can be paid to the Company without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) the Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case, as determined by independent accountants to the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five (5) Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Parent Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in (x) above within five (5) Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Parent Termination Fee first becomes payable under Section 7.3(c). Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(I) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean an opinion from nationally recognized federal income tax counsel experienced in REIT tax matters or a ruling from the IRS. The “Parent Base Amount” shall mean a cash amount equal to one hundred ninety six million dollars ($196,000,000). Parent shall reasonably cooperate with the Company and use commercially reasonable efforts to provide assistance (if any) reasonably requested by the Company with respect to obtaining Tax Guidance, at the Company’s sole expense, provided that Parent shall not be required to provide any Tax Guidance.

(g)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.5, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee pursuant to Section 7.3(c), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company against Parent, Merger Sub, each Equity Investor and their respective Affiliates, the Debt Financing sources, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including willful and material breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Parent Termination Fee to the Company when due pursuant to Section 7.3(c), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), none of the Parent Related Parties shall have any further Liability or obligation to the Company relating to or arising out of this Agreement, the Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby, except for any liability under the Confidentiality Agreement. For the avoidance of doubt, without limiting any liability under the Confidentiality Agreement, in no event shall Parent or Merger Sub be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Parent Termination Fee plus all amounts Parent or Merger Sub are expressly required to reimburse, bear or indemnify for hereunder, in the aggregate, for any losses or other Liabilities arising out of or in connection with breaches (whether willful (including willful and material breach), intentional, unilateral or otherwise) by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have with respect thereto, including for a breach of Section 2.3(a) as a result of the Debt Financing not being available to be drawn down or otherwise arising from the Commitment Letters or the Guarantee or in respect of any oral representation made or alleged to be made in connection herewith or therewith.

(h)            Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.5, each of the parties hereto expressly acknowledges and agrees that the if the Company Termination Fee is due and payable pursuant to Section 7.3(a), Parent’s right to terminate this Agreement and receive payment of the Company Termination Fee pursuant to Section 7.3(a), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), shall constitute the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Sub against the Company and its Subsidiaries and their respective Affiliates and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful (including willful and material breach), intentional, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Company Termination Fee to Parent when due pursuant to Section 7.3(a), together with any fees, costs, expenses and interest payable pursuant to Section 7.3(e), none of the Company Related Parties shall have any further Liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement, the Guarantee, the Commitment Letters or the transactions contemplated hereby or thereby, except for any liability under the Confidentiality Agreement.

Article VIII.

MISCELLANEOUS

Section 8.1              No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including Section 5.9).

Section 8.2              Expenses. Except as otherwise provided in this Agreement (including in Section 5.11(d), Section 5.18 and Section 7.3), whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided that Parent and the Company shall each bear 50% of all filing fees required to be paid to the SEC with respect to, and all printing and dissemination costs for, the Proxy Statement.

Section 8.3              Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4            Governing Law; Jurisdiction.

(a)            This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Maryland, without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

(b)            Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the Circuit Court for Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland, Northern Division (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.5            Specific Enforcement.

(a)            The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In circumstances where Parent and Merger Sub are obligated to consummate the Mergers and the Mergers have not been consummated, Parent and Merger Sub expressly acknowledge and agree that the Company, Company OP and the Company’s stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company, Company OP and the Company’s stockholders, and that the Company on behalf of itself and its stockholders and Company OP shall be entitled (in addition to any other remedy that may be available whether in law or equity, including monetary damages) specific enforcement of Parent’s and Merger Sub obligations to consummate the Mergers. The Company’s or Company OP’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Company or Company OP may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the Company, Company OP and the Company’s stockholders, subject to Section 7.3(g).

(b)            Notwithstanding Section 8.5(a) or anything else to the contrary in this Agreement, the Company and Company OP shall not be entitled to seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement unless (i) all of the conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing and that are then capable of being satisfied if there were a Closing) shall have been satisfied or (to the extent permissible under applicable Law) waived, (ii) the full amount of the JV Sale Transaction and the Debt Financing has been funded or would be funded at the Closing if the Equity Financing were funded at the Closing, (iii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement and (iv) the Company has confirmed in writing that, if specific performance is granted and the JV Sale Transaction, Debt Financing and the Equity Financing are funded, the Company will consummate the Closing pursuant to this Agreement. For the avoidance of doubt, (A) under no circumstances shall the Company or Company OP be permitted or entitled to receive both a grant of specific performance and payment of the Parent Termination Fee and (B) under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance and payment of the Company Termination Fee. Furthermore, for the avoidance of doubt, this Section 8.5(b) shall not limit the Company’s or Company OP’s ability to seek specific performance of Parent’s or Merger Sub’s obligations pursuant to Section 5.11, or to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Mergers if the full amount of the Debt Financing has been funded or would be funded at the Closing.

Section 8.6             WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

Section 8.7              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified, (b) when received when sent by email by the party to be notified; provided that if the sending party receives a “bounce back” or similar message indicating non-delivery is received with respect thereto, notice given by email shall not be effective unless (i) a duplicate copy of such email is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7, or (c) when delivered by a courier (with confirmation of delivery), in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Panther Merger Parent, Inc.

650 Newport Center Dr.
Newport Beach, CA 92660
Attention:     Devin Chen; Joe Freidman
Email:           Devin.Chen@pimco.com; Joe.Friedman@pimco.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92679
Attention:     Charles Ruck; William Cernius; Daniel Rees
Email:          charles.ruck@lw.com;
                     william.cernius@lw.com;
                     daniel.rees@lw.com

To the Company:

Columbia Property Trust, Inc.
315 Park Avenue South, 5th Floor
New York, NY 10010
Attention:     E. Nelson Mills, President & CEO
Email:          nelson.mills@columbia.reit
                     legalnotice@columbia.reit

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:      Robin Panovka, Esq.
                       Sabastian V. Niles, Esq.
                      Mark Stagliano, Esq.
Email:            RPanovka@wlrk.com
                       SVNiles@wlrk.com

MAStagliano@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8             Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10           Entire Agreement. This Agreement together with the exhibits hereto, the schedules hereto, the Guarantee, the Equity Commitment Letter, the Confidentiality Agreement and the JV Sale Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11           Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Company OP, Parent and Merger Sub; provided that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. To the extent any amendment or waiver of Section 7.3(g), Section 8.4, Section 8.5, Section 8.6, this Section 8.11, Section 8.13 or Section 8.16 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing provisions) is sought that is materially adverse to the rights of any Debt Financing source, the prior written consent of such materially adversely affected Debt Financing source shall be required before such amendment or waiver is rendered effective and the provisions of this Section 8.11 shall inure to the benefit of, and be enforceable by such Debt Financing source with respect to the foregoing and such Debt Financing source is hereby intended to be an express third-party beneficiary of this Section 8.11.

Section 8.12            Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13            No Third-Party Beneficiaries. Each of Parent, Merger Sub, the Company and Company OP agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that notwithstanding the foregoing, (i) each Covered Person shall be an express third-party beneficiary of and shall be entitled to rely upon and enforce Section 5.9 and this Section 8.13, (ii) each of the Parent Related Parties and the Company Related Parties shall be express third-party beneficiaries of Section 7.3, Section 8.4, Section 8.6 and this Section 8.13, (iii) each of the Parent Related Parties shall be express third-party beneficiaries of Section 8.5, Section 8.11 and Section 8.16, and (iv) following the Effective Time, each former stockholder of the Company, each former holder of a partnership interest of Company OP and each holder of Company Equity Awards as of the Effective Time shall be an express third-party beneficiary of and shall be entitled to rely upon and enforce Article II and shall be entitled to obtain the Merger Consideration, Company OP Common Unit Payment Amount and Company OP Series A Preferred Unit Payment Amount to which it is entitled pursuant to the provisions hereof. Any Financing Party, together with their Affiliates, shall be an express third-party beneficiary of Section 8.11, Section 8.15, Section 8.16 and this Section 8.13.

Section 8.14            Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Where used with respect to information, “made available” or terms of similar import mean made available to Parent and its Representatives in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or via documents publicly filed, furnished or submitted to the SEC prior to the date hereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

Section 8.15            Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company and Company OP, on behalf of themselves and their respective Subsidiaries, hereby: (a) agree that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agree that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agree not to bring any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agree that service of process upon the Company, Company OP and their respective Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 8.7, (e) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agree that none of the Financing Parties will have any liability to the Company, Company OP or any of their respective Subsidiaries relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agree that the Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 8.15, and that such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

Section 8.16          No Recourse. This Agreement may only be enforced against, and any Proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No Parent Related Party (other than Parent and Merger Sub to the extent set forth in this Agreement, the Equity Investors to the extent set forth in the Equity Commitment Letter and/or the Guarantee, each party to the Confidentiality Agreement pursuant to the Confidentiality Agreement, and each party to the JV Sale Agreement and any agreement relating to any Divestiture Transaction pursuant to such agreement) shall have any Liability for any obligations or Liabilities of any party hereto under this Agreement or for any Proceeding (whether at Law, in equity, in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. In no event shall the Company seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than Parent and Merger Sub under this Agreement, the Equity Investors under the Equity Commitment Letter and/or the Guarantee, each party to the Confidentiality Agreement pursuant to the Confidentiality Agreement, each party to the JV Sale Agreement and any agreement relating to any Divestiture Transaction pursuant to such agreement or any Financing Party). The provisions of this Section 8.16 shall inure to the benefit of, and be enforceable by, each Financing Party, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third-party beneficiary of this Section 8.16.

Section 8.17          Definitions.

(a)            Certain Specified Definitions. As used in this Agreement:

“2015 Credit Agreement” means the Term Loan Agreement, dated as of July 30, 2015, by and among Columbia Property Trust Operating Partnership, L.P., Wells Fargo Bank, National Association, and the other parties party thereto, as amended, restated, supplemented or otherwise modified from time to time (including by that certain First Amendment, dated as of July 25, 2017, by and among Company OP, the Company, Wells Fargo Bank, National Association and the other parties party thereto).

“2018 Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 7, 2018, by and among Company OP, JPMorgan Chase Bank, N.A. and the other parties from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and all the rules and regulations of the SEC promulgated thereunder.

“Advisory Contract” means any investment management, advisory or subadvisory contract or any other contract, agreement, arrangement or understanding, pursuant to which CREM (directly or indirectly) provides Investment Management Services as of any date of determination, including without limitation to separate accounts.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AIFM Law” means the EU Alternative Investment Fund Managers Directive (2011/61/EU) together with any Laws, decrees or regulations implementing such directive in any applicable European Union member state.

“Bribery Legislation” means all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended, and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (i) that is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries or (ii) to which the Company or any of its Subsidiaries contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contributes pursuant to applicable Law.

“Company Equity Awards” means the Company Restricted Stock Awards and the Company Performance Unit Awards.

“Company Intellectual Property” means any Intellectual Property owned by Company or any of its Subsidiaries.

“Company Long-Term Incentive Plan” means the Company Amended and Restated 2013 Long-Term Incentive Plan and the award agreements thereunder and any other equity-based compensation plan of the Company and its Subsidiaries.

“Company OP Common Unit” means a partnership unit of the Company OP that is not entitled to any preferences with respect to any other class or series of partnership units of the Company OP as to distribution or voluntary or involuntary liquidation, dissolution or winding-up of the Company OP, and is defined in the Company OP LP Agreement as a “Common Unit.”

“Company OP LP Agreement” means the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P., dated as of January 24, 2020, as amended or restated from time to time.

“Company OP Series A Preferred Unit” means a partnership unit of the Company OP with the rights, powers and duties set forth in the Company OP LP Agreement, designated as such on Schedule A to the Company OP LP Agreement, and are collectively defined in the Company OP LP Agreement as “Series A Preferred Units.”

“Company Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Company Superior Proposal” means a Company Takeover Proposal, substituting “50%” for “20%” in the definition thereof, that the Company Board reasonably determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, taking into account such legal, financial, regulatory and other factors as the Company Board considers to be appropriate, to be (i) more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and (ii) reasonably capable of being consummated, taking into account required governmental approvals.

“Company Takeover Proposal” means any proposal or offer made by any Person or group of Persons (other than Parent and its Subsidiaries and Affiliates), and whether involving a transaction or series of related transactions, for (i) a merger, reorganization, share sale, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of Persons (other than Parent, Merger Sub and their respective Affiliates) of more than 20% of the assets of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect purchase or acquisition by, or tender or exchange offer from, any Person or group of Persons (other than Parent, Merger Sub and their respective Affiliates) of more than 20% of the shares of Company Common Stock then issued and outstanding.

“Company Termination Fee” shall mean a cash amount equal to eighty six million dollars ($86,000,000).

“Contract” means any contract, note, bond, mortgage, indenture, license, lease, agreement or other instrument that is legally binding.

“Covid-19” means SARS-CoV-2 or Covid-19, and any variants or evolutions thereof.

“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Entity, in each case, in connection with or in response or relating to Covid-19.

“CREM” means Columbia Real Estate Management, LLC and the GP Entities.

“CREM Client” means the Company, Company OP, and the Normandy Funds.

“Divestiture Transaction” means any transaction or proposed transaction involving the transfer, exchange or sale of any owned real property of Company (whether structured as a transfer, exchange or sale of the equity, properties or assets of the Company or any of its Subsidiaries) requested by Parent to occur in connection with Closing, including as set forth on in Section 8.17(a) of the Company Disclosure Schedule.

“Environmental Law” means any Law (i) relating to pollution or the protection, human health and safety, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any hazardous materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

“Environmental Permit” means any permit, certificate, registration, notice, approval, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Existing Credit Agreements” means the 2015 Credit Agreement and the 2018 Credit Agreement.

“Financing Entities” means the entities that have committed to provide the Debt Financing, including the parties committing to provide the Debt Financing pursuant to the Commitment Letter and any joinder agreements or Definitive Debt Financing Agreements relating thereto.

“Financing Parties” means the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that none of Parent, Merger Sub or any of their respective Affiliates shall be a Financing Party.

“Fundamental Company Representations” means the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2, Section 3.3(a), Section 3.11(c) and Section 3.19.

“Governmental Entity” means any federal, state, local or foreign government, any court of competent jurisdiction, arbitral, administrative agency or commission, self-regulatory organization, domestic or foreign, or any other governmental authority or instrumentality, domestic or foreign.

“GP Entities” means each Person that is the general partner or managing member (or equivalent) of any CREM Client, and where such general partner or managing member (or equivalent) of any CREM Client is a limited partnership, its general partner or managing member (or equivalent).

“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law or words of similar meaning, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, any hazardous or solid waste, and any toxic, radioactive or hazardous substance, material or agent.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money, including accrued and unpaid interests, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earnout, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all payment obligations of such Person under interest rate, currency of commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof at the time of determination), (vi) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (vii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

“Intellectual Property” means any and all statutory and/or common law rights throughout the world in or arising out of: (i) all United States and foreign patents and patent applications, statutory invention registrations, or similar rights anywhere in the world in inventions means, (ii) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof, (iii) World Wide Web addresses and domain names, (iv) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship and (v) trade secrets and other rights in confidential information that derives independent economic value, actual or potential, from not being known to other Persons.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Investment Management Services” means any and all services which involve: (a) the management of an investment or trading account or fund (or portion thereof or a group of investment accounts or funds) for compensation; (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds or the selection of funds (or any group of assets or funds, including separate accounts) for compensation; or (c) otherwise acting as the sponsor, general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity; including, without limitation, in each of the foregoing cases, performing activities related or incidental thereto including the exercising of any authority in accordance with the Advisory Contracts.

“knowledge” means (i) with respect to Parent and Merger Sub, the actual knowledge of the individuals listed in Section 8.17(a) of the Company Disclosure Schedule and (ii) with respect to the Company and Company OP, the actual knowledge of the individuals listed on Section 8.17(b)(ii) of the Company Disclosure Schedule.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title defect, encumbrance, covenant, condition, restriction, charge, right of first refusal, right of first offer, purchase option, easement, security interest, lease, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other similar restriction or encumbrance of any kind, including any restriction on the use, voting, transfer or other exercise of any attributes of ownership.

“Material Adverse Effect” means any change, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding the impact of (i) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) actual, proposed or pending changes in GAAP or any official interpretation or enforcement thereof, (iii) actual, proposed or pending changes in Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, including any changes in Laws relating to Taxes, (iv) changes in domestic, foreign or global political conditions, including the outbreak or escalation of war, military actions, or acts of terrorism or sabotage, civil disobedience or civil unrest, protests and public demonstrations (including any escalation or general worsening thereof) and any government responses thereto, including any worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, financing sources, tenants, ground lessors, lenders, servicers, agents, customers, suppliers, partners, Governmental Entities or other business relationships) or any litigation alleging breach of duty relating to entry into this Agreement or the transactions contemplated hereby, or breach of duty or violation of Law resulting from compliance with, or performance under, this Agreement or the transactions contemplated hereby, (vii) weather conditions, acts of God (including storms, earthquakes, hurricanes, tornados, floods or other natural disasters), (viii) Covid-19 Measures and pandemics (including SARS-CoV-2 or Covid-19, any evolutions or mutations thereof or related or associated or new epidemics, pandemics or disease outbreaks), (ix) changes resulting or arising from the identity of, or any facts or circumstances specific to, the Parent, Merger Sub or any of their Affiliates, (x) any matter set forth in the Company Disclosure Schedule, (xi) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries, or the failure to meet any (whether internal, external or public) projections, guidance, budgets, forecasts, milestones, predictions or estimates (provided that the underlying causes thereof may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded hereunder), (xii) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or as required or expressly contemplated by this Agreement, and (xiii) the failure to obtain any approvals or consents from any Governmental Entity in connection with the transactions contemplated by this Agreement; except, with (1) respect to clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the urban office real estate industry in which the Company and its Subsidiaries operate, and (2) if any event, development, change or occurrence has caused or is reasonably likely to cause the Company to fail to qualify as a REIT, such event, development, change or occurrence shall be considered a Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“Material Company Lease” means any lease, sublease or occupancy agreement of real property under which the Company or any of its Subsidiaries is the landlord or sub-landlord or serves in a similar capacity and is for 10,000 square feet, provided that any such lease, sublease or occupancy agreement between the Company and any of its Subsidiaries or between any of its Subsidiaries shall not constitute a Material Company Lease.

“OP Divestiture Transaction” means a Divestiture Transaction involving the transfer, exchange or sale of any assets, properties or equity interests held by Company OP or a Subsidiary of Company OP.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, award or settlement, whether civil, criminal or administrative, of or issued by a Governmental Entity or arbitrator.

“Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition or development that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby (including the Mergers and the Financing).

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (to the extent required by GAAP), (b) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens that arise in the ordinary course of business and (i) relate to amounts not yet delinquent or (ii) the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (to the extent required by GAAP), (c) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record, in each case that would be disclosed by an accurate survey or a personal inspection of the property (provided that this clause (c) shall not include any matters that would materially adversely impair the current use, operation or value of the subject real property), (d) Liens securing Indebtedness or liabilities that are reflected in the consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed on or prior to the date hereof or that the Company or any of its Subsidiaries is permitted to enter into pursuant to the terms of Section 5.1, (e) the fact that a portion of any owned or leased real property may lie within the boundary of a public or private road, easement or right of way (but in each case only to the extent that such circumstance would not materially adversely impair the current use, operation or value of the subject real property), (f) rights of tenants under third party leases pursuant to such leases, (g) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes which are not violated by the current use of the affected property, (h) such other Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that do not materially impair the existing use, operation or value of the property or asset affected or encumbered thereby, and (i) Liens, rights or obligations created by or resulting from the acts or omission of Parent, Merger Sub or any of their respective Affiliates and their and their respective Affiliates’ investors, lenders, employees, officers, directors, members, stockholders, agents, Representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Proceeding” means any action, suit, claim, hearing, arbitration, litigation or other proceeding (whether judicial, administrative or other), in each case, by or before any Governmental Entity.

“REIT Divestiture Transaction” means any Divestiture Transaction other than an OP Divestiture Transaction.

“Representatives” means, with respect to any Person, such Person’s officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“Sanctioned Country” means any of the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States or the United Nations, including (i) any Person identified in any list of sanctioned persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, or (B) any committee of the United Nations Security Council, (ii) any Governmental Entity or government instrumentality of any Sanctioned Country and (iii) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii).

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of a targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of a specified Person or located in a specified country.

“Securities Laws” means the AIFM Law, the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, applicable state Blue Sky Laws and securities regulations and other Laws relating to securities or investment advisers, whether foreign or domestic.

“Senior Notes” means the Company’s 3.650% Senior Notes due 2026 and the Company’s 4.150% Senior Notes due 2025.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they become matured or absolute. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they become matured or absolute” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Specified Amount” means the amount set forth on in Section 8.17(c) of the Company Disclosure Schedule.

“Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner, provided that without limiting the representation and warranty set forth in the last sentence of Section 3.1(c), no Subsidiary of a general partner of a Normandy Fund shall be, or shall be deemed to be, a Subsidiary of the Company, Company OP, Normandy Fund or any of their respective Subsidiaries for any purpose hereunder.

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax imposed by any Governmental Entity.

“Tax Protection Agreements” means any Contract to which the Company or any of its Subsidiaries is a party pursuant to which: (a) any liability to direct or indirect holders of equity of a Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes (the “Company Partnership Interests”) relating to Taxes may arise and give rise to an indemnity obligation by the Company or any of its Subsidiaries, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (b) in connection with the deferral of income Taxes of a direct or indirect holder of a Company Partnership Interest, the Company or any of its Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner or other Person to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections (iv) only dispose of assets in a particular manner, (v) operate (or refrain from operating) in a particular manner, (vi) use (or refrain from using) a specified method of accounting method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of the Company or any of its Subsidiaries or (vii) use (or refrain from using) a particular method for allocating one or more liabilities of the Company or any of its Subsidiaries under Section 752 of the Code.

“Tax Return” means any return, report or similar statement filed or required to be filed with any Taxing Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any Governmental Entity responsible for the administration, collection or imposition of any Tax.

“Willful Breach” means, with respect to any agreement or covenant, an intentional action or omission where the breaching party knows such action or omission would constitute a material breach of this Agreement.

(b)            The following terms are defined elsewhere in this Agreement, as indicated below:

Section

Adviser Compliance Policies	3.23(a)
Agreement	Preamble
Alternative Financing	5.11(c)
Articles of Merger	1.1(b)(ii)
Blue Sky Laws	3.3(b)
Chosen Courts	8.4(b)
Clearance Date	5.4(b)

Closing	1.2
Closing Date	1.2
Commitment Letters	4.6(b)
Company	Preamble
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Board	2.4(b)
Company Book-Entry OP Common Units	2.2(c)
Company Book-Entry OP Series A Preferred Units	2.2(d)
Company Book-Entry Securities	2.2(d)
Company Book-Entry Shares	2.1(a)
Company Certificates	2.2(d)
Company Common Stock	2.1(a)
Company Common Stock Certificates	2.1(a)
Company Disclosure Schedule	Article III
Company Employee	5.5(a)
Company Material Contracts	3.18(a)
Company OP	Preamble
Company OP Common Unit Certificates	2.2(c)
Company OP Minority Partner	2.2(c)
Company OP Preferred Partner	2.2(d)
Company OP Series A Preferred Unit Payment Amount	2.2(d)
Company Organizational Documents	3.1(b)
Company Performance Unit Award	2.4(b)
Company Permits	3.7(b)
Company Recommendation	3.3(a)
Company Related Parties	7.3(h)
Company Restricted Stock Award	2.4(a)
Company SEC Documents	3.4(a)
Company Stockholder Approval	3.3(a)
Company Stockholders’ Meeting	3.3(a)
Condition Satisfaction Date	1.2
Confidentiality Agreement	5.2(c)
Covered Persons	5.9(a)
CREM Client Financial Statement	3.4(d)
D&O Insurance	5.9(c)
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Definitive Debt Financing Agreements	5.11(a)
DGCL	1.1(b)(ii)
DLLCA	1.1(a)(i)
DPA	3.27
DRULPA	1.1(a)(i)
Effective Time	1.1(b)(ii)
End Date	7.1(b)
Enforceability Exceptions	3.3(a)

Equity Commitment Letter	4.6(b)
Equity Financing	4.6(b)
Equity Investor	4.6(b)
Exchange Act	3.3(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Excluded Company Common Stock	2.1(b)
Financing	4.6(b)
GAAP	3.4(b)
Guarantee	Recitals
IRS	3.9(a)
JV Sale Agreement	Recitals
JV Sale Transaction	Recitals
Law	3.7(a)
Laws	3.7(a)
Lease	3.15(b)
Leased Real Property	3.15(b)
Leases	3.15(b)
Lenders	4.6(a)
Letter of Transmittal	2.3(b)(i)
Merger	1.1(b)(i)
Merger Amounts	4.6(i)
Merger Certificates	1.1(b)(ii)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Board	4.2(a)
Mergers	1.1(b)(i)
MGCL	1.1(b)(i)
Non-Cooperation Notice	5.11(f)
Normandy Funds	5.1(b)(iii)
Owned Real Property	3.15(a)
Parent	Preamble
Parent Base Amount	7.3(f)
Parent Board	4.2(a)
Parent Expenses	7.3(b)
Parent Related Parties	7.3(g)
Parent Termination Fee	7.3(f)
parties	Preamble
Partnership Certificate of Merger	1.1(a)(ii)
Partnership Merger	1.1(a)(i)
Partnership Merger Effective Time	Recitals
party	Preamble
Proxy Statement	3.13
QRS	3.14(b)
Qualified Plan	3.9(c)
Qualifying Income	7.3(f)

Qualifying Transaction	7.3(a)
REIT	3.14(b)
REIT Dividend	5.15(b)(ii)
REIT Requirements	7.3(f)
Sarbanes-Oxley Act	3.4(a)
SDAT	1.1(b)(ii)
SEC	Article II
Securities Act	3.2(b)
Special Dividend	5.15(b)(i)
SSSD	1.1(b)(ii)
Surviving Company	1.1(b)(i)
Surviving Company OP	1.1(a)(i)
Surviving Company OP Common Unit	2.2(a)
Takeover Statute	3.20
Tax Guidance	7.3(f)
Transaction Approvals	3.3(b)
Transfer Taxes	5.16
TRS	3.14(b)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COLUMBIA PROPERTY TRUST, INC.

By:	/s/ Nelson Mills
	Name:	Nelson Mills
	Title:	President and Chief Executive Officer

COLUMBIA PROPERTY TRUST
OPERATING PARTNERSHIP, LP

By:	Columbia Property Trust, Inc., its General Partner

By:	/s/ Nelson Mills
	Name:	Nelson Mills
	Title:	President and Chief Executive Officer

MERGER SUB:

PANTHER MERGER SUB, LLC
BY:	PANTHER MERGER PARENT, INC., ITS MEMBER

By:	/s/ Devin Chen
	Name:	Devin Chen
	Title:	President

PARENT:

PANTHER MERGER PARENT, INC.

By:	/s/ Devin Chen
	Name:	Devin Chen
	Title:	President

Exhibit 3.1

Amendment to the Fourth Amended and Restated Bylaws of Columbia Property Trust, Inc.

On September 6, 2021, the Board of Directors of Columbia Property Trust, Inc., a Maryland corporation (the “Corporation”), at a duly convened meeting of the Board of Directors at which all of the directors were present, by the unanimous vote of all of the directors of the Corporation and in accordance with the Maryland General Corporation Law and the Fourth Amended and Restated Bylaws of the Corporation (the “Bylaws”), approved and adopted the following amendment to the Bylaws to be effective as of September 7.

The Bylaws are hereby amended by adding the following as new Article XIV after existing Article XIII:

ARTICLE XIV

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of any duty owed by any current or former director or officer or other employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee or agent of the Corporation arising pursuant to any provision of the MGCL or the charter of the Corporation (as any of the foregoing may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation or any current or former director or officer or other employee or agent of the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as the term is defined in Section 1-101(p) of the MGCL (or any successor provision thereof) shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, another state or federal court sitting in Maryland.

Exhibit 10.1

First Amendment to the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P.

On September 7, 2021, Columbia Property Trust, Inc. (the “Corporation”), the general partner of Columbia Property Trust Operating Partnership, L.P. (“Company OP”), Columbia OP LP, LLC and the holders representing a majority of the outstanding Series A Convertible, Perpetual Preferred Units of Company OP approved and adopted the following amendment to the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P. to be effective immediately.

Section 2 of the Series A Convertible, Perpetual Preferred Units Addendum of the Amended and Restated Agreement of Limited Partnership of Columbia Property Trust Operating Partnership, L.P. is hereby amended to add thereto a new subsection (f), which shall read in its entirety as follows:

(f)            Notwithstanding anything to the contrary herein, in no event shall any Series A Preferred Unit be entitled to receive or entitle its holder to receive, nor shall the Series A Distribution include, (i) any part of any Additional Dividends, Special Dividend or REIT Dividend, or (ii) any payments that the holders of any Series A Preferred Unit would otherwise be entitled to receive as a result of the authorization, declaration or payment of any such Additional Dividends, Special Dividend or REIT Dividend, in each case regardless of whether such Additional Dividends, Special Dividend or REIT Dividend is authorized, declared or distributed prior to or following the Partnership Merger Effective Time.  As used in this Section 2(f), the terms “Additional Dividends,” “Special Dividend,” “REIT Dividend” and “Partnership Merger Effective Time” shall have the meanings given thereto in the Agreement and Plan of Merger by and between Columbia Property Trust, Inc., Company OP, Panther Merger Parent, Inc. and Panther Merger Sub, LLC, dated as of September 7, 2021 (as it may be amended or restated from time to time).

Exhibit 99.1

Columbia Property Trust to be Acquired by Funds Managed by Pacific Investment Management Company LLC in a $3.9 Billion Transaction

Columbia Shareholders to Receive $19.30 Per Share in Cash

Columbia’s Board of Directors Oversaw an Extensive Strategic Alternatives Process to Maximize Shareholder Value

NEW YORK and NEWPORT BEACH, Calif. — September 7, 2021 – Columbia Property Trust, Inc. (NYSE: CXP) today announced that it has entered into a definitive agreement to be acquired by funds managed by Pacific Investment Management Company LLC (collectively, “PIMCO”), one of the world’s premier global investment management firms, for $3.9 billion including Columbia’s proportionate share of consolidated and unconsolidated debt. Under the terms of the agreement, which has been unanimously approved by Columbia’s Board of Directors, PIMCO will acquire all of the outstanding shares of Columbia common stock for $19.30 per share in cash. This represents a premium of approximately 27% over Columbia’s unaffected closing share price on Friday, March 12, 2021. During this time period the high barrier office sector has traded down 5%.1

This transaction with PIMCO is the culmination of a comprehensive strategic review process undertaken by Columbia’s Board of Directors which was publicly announced in the spring of this year. As part of this process, Columbia’s Board and advisors invited nearly 90 potential counterparties to participate, including strategic acquirers, private equity firms and other investment management firms.

Constance Moore, Chair of the Columbia Board of Directors, said, “The Board of Directors is pleased to have reached this definitive agreement with PIMCO. This transaction provides Columbia shareholders with immediate and certain cash value at a significant premium to the Company’s public market valuation, and we are confident it represents the best outcome for all Columbia shareholders.”

Nelson Mills, President and Chief Executive Officer of Columbia, said, “Today’s announcement represents the result of a comprehensive strategic review process and demonstrates the value and stability of Columbia’s portfolio, the resiliency of our platform, and the capabilities of our team.”

“We continue to believe that high-quality office buildings in major U.S. cities offer long-term value for our clients and Columbia has assembled a modernized, well-located portfolio of assets that we expect will perform well in the years ahead,” said John Murray, PIMCO Global Head of Private Commercial Real Estate.

Francois Trausch, PIMCO Managing Director and Chief Executive Officer of Allianz Real Estate, added: “This is an exciting transaction and a great example of the strength of relationships within PIMCO’s global real estate platform.”

The transaction is expected to close as early as year-end, subject to approval by Columbia’s shareholders and the satisfaction of other customary closing conditions. Upon completion of the transaction, Columbia’s common stock will no longer be listed on the New York Stock Exchange.

1 From March 12, 2021 to September 3, 2021 on an equity market capitalization weighted basis.

Columbia shareholders will be entitled to receive the previously announced third quarter dividend of $0.21 per share payable on September 15, 2021. Thereafter, Columbia will not pay additional quarterly dividends during the pendency of the transaction.

Due to the pending acquisition, Columbia will not be holding a conference call for its third quarter 2021 business results after it releases earnings information.

Morgan Stanley & Co. LLC is serving as lead financial advisor to Columbia and Wachtell, Lipton, Rosen & Katz is serving as legal advisor. Eastdil Secured LLC and J.P. Morgan are also acting as financial advisors to Columbia.

Goldman Sachs & Co. LLC is serving as lead financial advisor to PIMCO and Latham & Watkins LLP and Milbank LLP are serving as legal advisors. Deutsche Bank Securities Inc. is also acting as a financial advisor to PIMCO. Cushman & Wakefield is acting as a real estate consultant to PIMCO.

About Columbia

Columbia (NYSE: CXP) creates value through owning, operating, and developing storied properties for legendary companies in New York, San Francisco, Washington D.C., and Boston. The Columbia team is deeply experienced in transactions, asset management and repositioning, leasing, development, and property management. It employs these competencies to grow value across its high-quality, well-leased office portfolio of 15 properties that contain more than six million rentable square feet, as well as four properties under development, and also has more than eight million square feet under management for private investors and third parties. Columbia has investment-grade ratings from both Moody’s and S&P Global Ratings. For more information, please visit www.columbia.reit.

About PIMCO

PIMCO is one of the world’s premier fixed income investment managers. With its launch in 1971 in Newport Beach, California, PIMCO introduced investors to a total return approach to fixed income investing. In the 50 years since, it has continued to bring innovation and expertise to its partnership with clients seeking the best investment solutions. Since launching its first opportunistic credit vehicles over 15 years ago, PIMCO has significantly expanded in alternative credit and private markets. The firm invests globally across commercial and residential real estate equity and credit, performing and distressed corporate credit, and specialty finance markets – actively managing investments across the capital structure. In 2020, PIMCO and Allianz Real Estate combined their commercial real estate platforms, making it one of the largest in the world. On a combined basis, PIMCO manages over $180 billion in commercial real estate assets globally. Today PIMCO has offices across the globe and professionals united by a single purpose: creating opportunities for investors in every environment. PIMCO is owned by Allianz S.E., a leading global diversified financial services provider.

Forward-Looking Statements

Certain statements in this communication may constitute forward-looking statements of Columbia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with Columbia’s ability to obtain the stockholder approval required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that the conditions to closing will not be satisfied within the expected timeframe or at all, or that the closing of the proposed transaction will not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transaction, (iii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, (iv) changes affecting the real estate industry and changes in financial markets, interest rates and foreign currency exchange rates, (v) maintenance of real estate investment trust (“REIT”) status, (vi) availability of financing and capital, to Columbia and/or in connection with the proposed transaction, (vii) changes in demand for developed properties, (viii) changes in national, international, regional and local economic climates, and (ix) those additional risks and uncertainties set forth in Columbia ’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K. Columbia cautions readers not to place undue reliance on these forward-looking statements, which are based on current expectations and speak as of the date of such statements. Columbia makes no representations or warranties (express or implied) about the accuracy of, nor do they intend to publicly update or revise any such forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except for such updates as may be required by law.

Important Additional Information and Where to Find It

This communication relates to the proposed transaction involving Columbia. In connection with the proposed transaction, Columbia will file relevant materials with the SEC, including a proxy statement (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Columbia may file with the SEC and send to Columbia’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF COLUMBIA ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Columbia with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Columbia’s corporate website at www.columbia.reit.

Participants in the Solicitation

Columbia, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the names of Columbia’s directors and executive officers and certain other individuals and their respective interests in Columbia by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Columbia for the fiscal year ended December 31, 2020, which was filed with the SEC on February 18, 2021, its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 8, 2021 and other filings filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

Columbia Contacts

Investor Relations:

Jim Fleming

Executive Vice President and Chief Financial Officer

+1.404.465.2126

jim.fleming@columbia.reit

Media:

Matthew Sherman / Andrew Siegel / Viveca Tress

Joele Frank, Wilkinson Brimmer Katcher

+1.212.355.4449

PIMCO Contacts

Michael Reid

Global Head of Corporate Communications – New York

+1.212.597.1301

michael.reid@pimco.com

Agnes Crane

U.S. Corporate Communications – New York

+1.212.597.1054

agnes.crane@pimco.com